EXHIBIT 10.1

Certain identified information has been excluded from the exhibit because it is both not material and is of the type that the Company treats as private or confidential. Double asterisks denote omissions.

LICENSE AGREEMENT

Between

DONG-A ST CO., LTD.

And

NEUROBO PHARMACEUTICALS, INC.

Dated: September 14, 2022

LICENSE AGREEMENT

This LICENSE AGREEMENT, dated as of September 14, 2022 (the “Signing Date”), between Dong-A ST Co., Ltd., a Republic of Korea company having its principal place of business at 64 Cheonho-daero, Dongdaemun-gu, Seoul 02587, Republic of Korea (“Dong-A”) and NeuroBo Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at 200 Berkeley Street, Office 19th Floor, Boston, Massachusetts 02116, U.S.A. (“NeuroBo”).

Background

1.            Dong-A has developed several pharmaceutical proprietary compounds as set forth in more detail in Schedule I of this Agreement, for the treatment of, among other things, Type-2 Diabetes (“T2D”), Non-Alcoholic Steatophepatitis (“NASH”), and obesity. Dong-A has also been granted (and has applied for) certain patent rights which claim various compounds, mixtures, and formulations of the Licensed Products.

2.            NeuroBo is engaged in the research & development, production, commercialization, and sale of pharmaceuticals.

3.            Dong-A wishes to license the Licensed Products to NeuroBo to enable NeuroBo to conduct clinical development of the Licensed Products and sell or sublicense Licensed Products manufactured and supplied by Dong-A (except to the extent otherwise provided in Section 5.1 and Section 5.2), all of the foregoing in the applicable Field in the Territory.

Accordingly, the Parties agree as follows:

1.            DEFINITIONS

For purposes of this Agreement, the following words and phrases will have the following meanings:

“Access Individuals” is defined in Section 4.4.

“Adverse Event” shall mean any untoward medical occurrence in a patient or Clinical Trial Subject who has been administered a Licensed Product, where the untoward medical occurrence is causally associated with the use of the Licensed Product, whether or not considered related to the Licensed Product. An Adverse Event can therefore be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom or disease (new or exacerbated) causally associated with the use of a Licensed Product. In addition to the foregoing, in the context of Clinical Trials an Adverse Event will also mean events associated with and/or possibly attributable to the Clinical Trial or Clinical Trial procedures.

“Affected Party” is defined in Section 16.3.

“Affiliate” means, with respect to a Person, a legal entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with that Person. For purposes of this definition only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a legal entity, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a legal entity; provided, however, that if local Law restricts foreign ownership, control will be established by direct or indirect ownership of the maximum ownership percentage that may, under such local Law, be owned by foreign interests.

“Agreement” means this License Agreement and all Schedules, Exhibits and amendments hereto and thereto, as each is amended from time to time.

“Ancillary Agreements” means the Dong-A SPA, the Registration Rights Agreement, the Investor Rights Agreement, the Manufacturing and Supply Agreement and the Services Agreement.

“APAC” means: (a) all countries in the Asia-Pacific region including Afghanistan, Australia, Bangladesh, Bhutan, Brunei, Cambodia, China, Christmas Island, Cocos (Keeling) Islands, Cook Islands, Fiji, Hong Kong, India, Indonesia, Japan, Kiribati, Laos, Macao, Malaysia, Maldives, Marshall Islands, Micronesia, Mongolia, Myanmar, Nauru, Nepal, New Zealand, Niue, North Korea, Pakistan, Palau, Papua New Guinea, Philippines, Republic of Korea, Samoa, Singapore, Solomon Islands, Sri Lanka, Taiwan, Thailand, Timor-Leste, Tokelau, Tonga, Tuvalu, Vanuatu, and Vietnam, and (b) all sovereign territories of any of the foregoing.

“API” shall mean any active pharmaceutical ingredient which is contained in a particular Licensed Product.

“Approved Sublicensee” is defined in Section 2.5(c).

“Approved Sublicensee Developed Technology” means any Developed Technology that is conceived, created or reduced to practice solely by an Approved Sublicensee but expressly excluding, in all of the foregoing cases, (a) any Improvements to any other Developed Technology and (b) any Improvements to any Background Technology of Dong-A.

“Background Technology” means Technology that a Party or an Approved Sublicensee (a) has developed or acquired prior to the Effective Date and/or (b) can show it developed or acquired entirely independently of and without any reference to any information, data or materials of the other Party or another Approved Sublicensee. For the avoidance of doubt and without limiting the generality of the foregoing, the Background Technology of Dong-A shall be deemed to, and shall, include the Licensed Know-How.

“Business Day” means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated to close in New York City.

“Certificate of Designations” is defined in Section 8.1(a).

“cGCP” shall mean current Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of Clinical Trials set forth in the International Conference on Harmonization (ICH) guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” and equivalent regulations or standards applicable in any particular Territory, as such current regulations or standards may be amended from time to time; provided that, to the extent of any conflict between the applicable Law in the particular Territory or jurisdiction, as applicable, in which the Clinical Trials are being conducted and any of the other standards, the applicable Law shall govern.

“cGMP” shall mean current Good Manufacturing Practices standards for the manufacture of pharmaceuticals applicable in a particular Territory that are promulgated by the FDA and equivalent foreign regulations or standards, as applicable, as such current standards for the manufacture of pharmaceuticals and equivalent foreign regulations or standards may be amended from time to time; provided that, to the extent of any conflict between the applicable Law in the particular Territory or jurisdiction, as applicable, in which the manufacturing and supply is conducted and any of the other standards, the applicable Law shall govern.

“Clinical Trials” means clinical trials of a Licensed Product commenced before receipt of Regulatory Approval for the Commercialization of such Licensed Product in the Territory, including Phase 1 Clinical Trial, Phase 2 Clinical Trial and a Phase 3 Clinical Trial.

“Clinical Trial Subject” shall mean a person participating in a Clinical Trial.

“Combination Product” means any pharmaceutical product that includes at least one additional active ingredient other than a Licensed Product. Drug delivery vehicles, adjuvants, and excipients shall not be deemed to be “active ingredients”.

“Commercial Milestone Payments” is defined in Section 8.2(b).

“Commercialization” means all activities undertaken relating to the marketing and sale of a Licensed Product in the applicable Field, including pre-marketing, advertising, promotion, education, planning, marketing, market research, distribution, branding, Promoting, selling, pricing, regulatory support (including pharmacovigilance) and the like. For purposes of this Agreement, “Commercialization” shall not include activities constituting manufacturing and supply under this Agreement. When used as a verb, “Commercialize” means to engage in the Commercialization.

“Commercialization Plan” means a detailed written plan prepared by NeuroBo and reasonably acceptable to Dong-A in accordance with Section 7.1 for the Commercialization activities to which such plan relates, and which plan shall identify the Commercialization objectives, projected timeline and activities to be conducted pursuant to this Agreement with respect to Licensed Products during the Term, including as such plan may be updated by NeuroBo from time to time in accordance with Section 7.1.

[**]

“Common Stock” means NeuroBo’s common stock, par value $0.001 per share.

“Confidential Information” means any information, data, or know-how (in whatever form or format) that is (a) related to a Party’s business or technology including, but not limited to, that which relates to or which embodies research, product plans, products, services, customers, markets, software, developments, inventions (whether or not patentable), processes, designs, drawings, mask works, integrated circuit topographies, engineering, hardware configuration information, infrastructure, price schedules, software design and configuration, processes, marketing or finances of such Party, (b) identified in writing as confidential by such Party or, if orally or visually disclosed, identified as confidential at the time of disclosure as confidential and confirmed in writing as confidential within thirty (30) days thereafter, (c) may be reasonably understood from notices or legends, the nature of such information itself, or the circumstances of such information or materials’ disclosure to be confidential or proprietary to the disclosing party, or (d) deemed to be “Confidential Information” under the Amended and Restated Confidentiality Agreement dated July 5, 2021, by and between Dong-A and NeuroBo (the “Confidentiality Agreement”).

“Data” means non-clinical, clinical, chemical, manufacturing and controls and analytical data and any other data and information generated by or on behalf of one or both of the Parties which is related to the Licensed Products.

“Debtor Relief Law” means each of the U.S. Bankruptcy Code (the “Code”) and any other similar U.S. Federal, state, or foreign law.

“Developed Technology” any Technology conceived, created or reduced to practice in the course of activities performed in the Development, manufacture and supply, or Commercialization of the Licensed Products or other exercise of rights under this Agreement (regardless of inventorship or authorship).

“Development” means, with respect to any Licensed Product, all non-clinical and clinical drug development activities in the applicable Field, including formal toxicology, pharmacology, pharmacokinetic studies, Clinical Trials, post-approval Clinical Trials, regulatory affairs and outside counsel regulatory legal services. When used as a verb, “Develop” means to engage in Development.

“Development Plan” means a detailed written plan prepared by NeuroBo and approved by Dong-A in accordance with Section 4.1 for the Development activities to which such plan relates, and which plan shall identify the Development objectives, projected timeline and activities to be conducted pursuant to this Agreement with respect to Licensed Products during the Term, including as such plan may be updated by NeuroBo from time to time; provided, however, any such updates are also detailed, in writing, and approved by Dong-A in accordance with Section 4.1.

“Disclosing Party” is defined in Section 14.1.

“Dong-A” is defined in the Preamble.

“Dong-A Developed Technology” is defined in Section 11.2(a).

“Dong-A Indemnitees” is defined in Section 4.3(d).

“Dong-A SPA” is defined in Section 8.1(b).

“Drug Approval Application” means an application submitted to a Governmental Authority for Regulatory Approval for the Licensed Product in the applicable Field in the Territory, and all supplements and amendments that may be filed with respect to the foregoing.

“Effective Date” is defined in Section 2.8.

“Field” means (a) for DA-1241 (T2D), applications for T2D, (b) for DA-1241 (NASH), applications for NASH, (c) for DA-1726 (obesity), applications for obesity and (d) for DA-1726 (NASH), applications for NASH.

“Force Majeure Event” is defined in Section 16.3.

“FTE” is defined in Section 7.1.

“Generic Competition” means on a jurisdiction-by-jurisdiction and Licensed Product-by-Licensed Product basis, the presence of a Generic Product that has obtained sales greater than [**] percent ([**]%) of the combined sales of such Licensed Product together with such Generic Product, as measured in the local currency, in any calendar quarter, and which Generic Product sales are evidenced by independent market data (where available).

“Generic Product” means a drug product that has the same active ingredient as the Licensed Product (inactive ingredients may vary), has the same or similar strength, dosage, form, and route of administration as the Licensed Product, is bioequivalent to the Licensed Product, and has Regulatory Approval in the applicable jurisdiction.

“Governmental Authority” means any federal, state, local, foreign, or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Have Made Third Party” is defined in Section 2.5(c).

“Improvements” means any Technology which is an improvement, modification, enhancement, addition, revision, extension, upgrade, update or derivative work of, or which is based upon or derived from, any other Technology.

“IND” is defined in Section 4.2(a).

“Investor Rights Agreement” is defined in Section 16.2.

“Investors” is defined in Section 8.1(b).

“Joint Development Committee” or “JDC” is defined in Section 3.1(a).

“Know-How” means all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, test data and results (including without limitation pharmacological, toxicological and clinical test data and results), analytical and quality control data and other Data, results or descriptions, software and algorithms and (b) compounds, compositions of matter, cells, cell lines, assay protocols, animal models and physical, biological or chemical material and product.

“Knowledge” means the actual knowledge of such Person.

“Law” means any statute, rule, regulation, ordinance, code, directive, writ, injunction, settlement, permit, license, decree, judgment, or order of a Governmental Authority.

“Licensed Know-How” means Know-How that (a) Dong-A controls as of the Effective Date and which is reasonably necessary for NeuroBo to Develop and Commercialize the Licensed Products and (b) is specifically set forth in Schedule III of this Agreement, which such Schedule may be updated or amended from time to time in accordance with Section 2.7(b).

“Licensed Patents Files and Records” means all books, records, and files, that relate to, in whole or in part, the Licensed Patent Rights.

“Licensed Patent Rights” means the rights arising out of or resulting from (a) the Patents listed on Schedule II; (b) divisionals, continuations, reissues, reexaminations, and extensions of any patent or application set forth in (a); and (c) all claims of continuations-in-part that are entitled to the benefit of the priority date(s) of items listed in (a).

“Licensed Product” means any of the pharmaceutical proprietary compounds set forth in Schedule I of this Agreement DA-1241 (T2D), DA-1241 (NASH), DA-1726 (obesity), and DA-1726 (NASH), collectively “Licensed Products.”

“Licensed Product Termination” means the termination of this Agreement with respect to one or more Terminated Licensed Products pursuant to Section 15.2(b).

“Licensee” is defined in Section 15.3.

“Licensor” is defined in Section 15.3.

“Loss” means any loss, damage, due, penalty, fine, cost, amount paid in settlement, liability, tax, lien, expense and fee (including court costs and reasonable attorneys’ or other professionals’ fees and expenses), including any actual, consequential, exemplary or other damages, and any punitive or special damages, and any diminution in value.

“Major Market Jurisdiction” means any of the following jurisdictions: the United States, any jurisdiction in the European Union, Japan, the Peoples’ Republic of China, or Latin America.

“Manufacturing and Supply Agreement” is defined in Section 5.1.

“Material Adverse Effect” means a material adverse effect on the results of operations, stockholders’ equity, assets, business or financial condition of NeuroBo and its subsidiaries taken as a whole, except that any of the following, either alone or in combination, shall not be deemed a Material Adverse Effect: (a) effects caused by changes or circumstances affecting general market conditions in the U.S. or applicable foreign economy or which are generally applicable to the industry in which NeuroBo operates, provided that such effects are not borne disproportionately by NeuroBo, or (b) effects caused by earthquakes, floods, hurricanes, wildfires or other large-scale natural disasters, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing as of the date hereof.

“Milestone Payments” is defined in Section 8.2(b).

“Minimum Financing Amount” is defined in Section 8.1(b).

“NASH” is defined in the Background section.

“NDA” is defined in Section 4.2(a).

“Negotiation Period” is defined in Section 5.2.

“Net Sales” means the total gross amount invoiced or otherwise charged and the value of any other consideration in any form received and to be received, directly or indirectly, by or for NeuroBo or any Approved Sublicensees in connection with the sale or other disposition of a Licensed Product less the following deductible expenses actually incurred for such sale or disposition to the extent actually paid or allowed by NeuroBo or Approved Sublicensees and included in accordance with recognized principles of accounting (consistently applied): (a) sales, use or turnover taxes; (b) excise, value added or other taxes, customs duties or consular fees; (c) transportation, freight, and handling charges, and insurance on shipments to customers; (d) trade, cash or quantity discounts or rebates to the extent actually granted (including government-mandated rebates); and (e) refunds and credits for any rejected or returned Licensed Products. Notwithstanding any of the foregoing, for any sales or other disposition of a Licensed Product by or for NeuroBo or an Approved Sublicensee to a Related Party or other non-arm’s length sale or other disposition, “Net Sales” shall be the greater of: (i) the net sales from such sale or other disposition as calculated in accordance with the first sentence above, (ii) the average Net Sales for the sale or other disposition of a Licensed Product to a non-Related Party at that time, or (iii) the fair market value of the Licensed Product less the deductions listed in the first sentence above.

Net Sales shall be determined in accordance with International Financial Reporting Standards. In the case of any Combination Product sold in the Territory, Net Sales for such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the invoice price of the Licensed Product if sold separately in the Territory, and B is the total invoice price of the other active ingredient or ingredients in the Combination Product if sold separately in the Territory. If, on a jurisdiction -by-jurisdiction basis, the other active ingredient or ingredients in the Combination Product are not sold separately in said jurisdiction, Net Sales for the purpose of determining Royalties of the Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/D, where A is the invoice price of the Licensed Product as sold separately in such Territory, and D is the invoice price of the Combination Product, where the maximum value of the fraction A/D equals one (1). If neither the Licensed Product nor the other active ingredient(s) are sold separately in a given jurisdiction, the Parties shall determine Net Sales for such Combination Product by mutual agreement based on the relative contribution of the Licensed Product and each other active ingredient to the Combination Product, and shall take into account in good faith any applicable allocations and calculations that may have been made for the same period in other jurisdictions (giving more weight to allocations made for Major Market Jurisdictions than for other jurisdictions).

“NeuroBo” is defined in the Preamble.

“NeuroBo Indemnitees” is defined in Section 13.1.

“New License Agreement” is defined in Section 15.4(a)(iv).

“Outside Date” means, December 31, 2022; provided, however, that in the event the Financing is a public offering and the United States Securities and Exchange Commission reviews and has written comments to a registration statement filed in connection with the Financing, the “Outside Date” shall be January 31, 2023.

“Party” means each of Dong-A and NeuroBo, collectively “Parties.”

“Patents” means (a) patents and patent applications in any country or jurisdiction, (b) all priority applications, provisionals, divisionals, continuations, and continuations-in-part of any of the foregoing, and (c) all patents issuing on any of the foregoing patent applications, together with all registrations, reissues, renewals, reexaminations, confirmations, supplementary protection certificates, and extensions of any of (a), (b) or (c).

“Person” means any individual, partnership, joint venture, corporation, trust, unincorporated organization, limited liability company, group, Governmental Authority, and any other person or entity.

“Phase 1 Clinical Trial” means a single-ascending or multiple-ascending dose clinical trial of a Licensed Product conducted on a number of normal volunteers and/or patients that is designed to determine the metabolism and pharmacologic actions of the Licensed Product, and the side effects associated with increasing dose(s), to gain early evidence on the safety and effectiveness of the Licensed Product for its intended use, and to support its continued testing in clinical trials.

“Phase 2 Clinical Trial” means a controlled clinical trial of a Licensed Product that utilizes the pharmacokinetic and pharmacodynamic information obtained from one or more previously conducted Phase 1 Clinical Trial(s), which is designed to support and immediately precede the initiation of a Phase 3 Clinical Trial, and conducted to evaluate the effectiveness of the Licensed Product for a particular indication or indications in the target patient population with the disease or condition under study over a range of doses and dose regimens and to determine the common short-term side effects and risks associated with the Licensed Product.

“Phase 3 Clinical Trial” means either a clinical trial of a Licensed Product on sufficient numbers of patients that is designed to gather additional information about the effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the Licensed Product and to provide an adequate basis for physician labeling, such as warnings, precautions and adverse reactions that are associated with such Licensed Product in the dosage range to be prescribed, and to support Regulatory Approval of such Licensed Product (for example, as described in 21 C.F.R. §312.21(c)).

“Product Manufacturing Technology” is defined in Section 5.3.

“Promote” or “Promotion” means those activities normally undertaken by a pharmaceutical company’s sales force and marketing team to implement marketing plans and strategies aimed at encouraging the appropriate use of a particular prescription or other pharmaceutical product, including detailing. When used as a verb, “Promote” means to engage in such activities.

“Publication Policies” is defined in Section 14.8.

“Registration Rights Agreement” is defined in Section 8.1(c).

“Regulatory Approval” shall mean any and all approvals (including without limitation price and reimbursement approvals), licenses, registrations, or authorizations of any Governmental Authority that are necessary for the manufacture, use, storage, import, transport and/or Commercialization of a Licensed Product in the applicable Field in a particular Territory or regulatory jurisdiction.

“Regulatory Documentation” shall mean regulatory applications, submissions, dossiers, notifications, registrations, IND, NDA and any other filings made to or with, and/or Regulatory Approvals and any other approvals granted by, a Governmental Authority that are necessary or reasonably desirable for the research, Development, manufacturing and supply or Commercialization of a Licensed Product in the applicable Field in a particular Territory or regulatory jurisdiction.

“Regulatory Milestone Payments” is defined in Section 8.2(a).

“Related Party” shall mean (a) a corporation, firm, or association that, or individual who, directly or indirectly owns more than a de minimus interest in NeuroBo or an Approved Sublicensee, as the case may be, by stock ownership or otherwise; (b) a corporation, firm, association in which NeuroBo or an Approved Sublicensee, as the case may be, or their stockholders directly or indirectly own more than a de minimus interest by stock ownership or otherwise; or (c) a person or entity with which NeuroBo or an Approved Sublicensee, as the case may be (or any of their respective stockholders, subsidiaries or Affiliates) has an agreement, understanding, or arrangement (for example, an arrangement involving a division of revenue, profits, discounts, rebates or allowances) unrelated to the sale or exploitation of Licensed Products, and without which such other agreement, understanding, or arrangement, the amounts (if any) charged by NeuroBo or an Approved Sublicensee, as the case may be, to such entity or individual for the Licensed Products would be higher than the consideration actually received, or such agreement, understanding, or arrangement results in NeuroBo or an Approved Sublicensee, as the case may be, extending to such entity or individual lower prices for such Licensed Products than those prices charged to others without such agreement, understanding or arrangement buying similar products in similar quantities.

“Royalty” and “Royalties” are defined in Section 8.3(a).

“Royalty Term” is defined in Section 8.3(g).

“Serious Adverse Event” means an Adverse Event that (a) results in death; (b) is life-threatening; that is, an event where the patient and/or Clinical Trial subject was at risk of death at the time of the event: it does not refer to an event that, hypothetically, might have caused death if it had been more severe; (c) requires hospitalization or prolongation of existing hospitalization; (d) results in persistent or significant disability or incapacity; (e) is a congenital anomaly or birth defect in the fetus/child, fetal death, spontaneous abortion and serious adverse reactions in the neonate; (f) involves suspected infection via a Licensed Product of an infectious agent or (g) may not be immediately life-threatening or result in death or hospitalization but may jeopardize the subject or require medical or surgical intervention to prevent one of the outcomes listed in (a) - (f).

“Services Agreement” is defined in Section 2.6.

“Significant Stockholder” means each of JK BioPharma Solutions, Inc., E&Investment, Inc. and Roy Lester Freeman.

“Signing Date” is defined in the Preamble.

“T2D” is defined in the Background section.

“Technology” means, collectively, proprietary information, ideas, concepts, Know-How (including any clinical or post-approval marketing studies Data or any other similar Data), technical or non-technical, trade secrets, materials (including tangible chemical, biological or other physical materials) or inventions, discoveries, improvements, processes, methods of use, methods of manufacturing and analysis, compositions of matter, or designs, whether or not patentable.

“Term” is defined in Section 15.1.

“Terminated Licensed Product” is defined in Section 15.2(b).

“Territory” means worldwide, excluding the Republic of Korea.

“Third Party” means any Person other than NeuroBo and Dong-A.

“Third Party Agreement” is defined in Section 2.5(d).

“Third Party Claims” is defined in Section 13.1.

“Third Party License” is defined in Section 8.3(d).

“Valid Claim” means a claim of an issued Patent within the Licensed Patent Rights that has not lapsed, expired, been canceled, or become abandoned, and has not been held invalid by a court or other appropriate body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and which has not been admitted to be invalid or unenforceable through non-issue or disclaimer or otherwise. Valid Claim also includes the claims of a pending Patent application within the Licensed Patent Rights for a period of six (6) years from the date of first examination (i.e., first office action) of that Patent application.

“VWAP” means the per share volume-weighted average price of the Common Stock as displayed on Bloomberg for any consecutive trading day period (or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such trading days determined, using a volume-weighted average method to the extent practicable, by a nationally recognized independent investment banking firm retained for this purpose by Dong-A at NeuroBo’s sole cost and expense). VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session. For purposes of determining VWAP only, (a) “trading day” means a day during which (i) there is no market disruption event and (ii) trading in securities generally occurs on the Nasdaq or, if the Common Stock is not listed on the Nasdaq, then a day during which trading in securities generally occurs on the principal U.S. securities exchange on which the Common Stock is listed or, if the Common Stock is not listed on a U.S. national or regional securities exchange, then on the principal other market on which the Common Stock is then traded or quoted; and (b) “market disruption event” means (i) a failure by the principal United States national or regional securities exchange or market on which the Common Stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for the Common Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant securities exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock (or such other security).

“Withholding Party” is defined in Section 8.8.

2.            GRANT OF LICENSE & TRANSFER OF KNOW-HOW

2.1            Grant of License for Licensed Products. Subject to the terms of this Agreement and effective as of the Effective Date, Dong-A grants to NeuroBo a limited, exclusive, royalty-bearing, sublicensable (only to the extent expressly permitted in Section 2.5) license under the Licensed Patent Rights and Dong-A’s intellectual property rights in and to the Licensed Know-How and Dong-A Developed Technology, all of the foregoing, solely and exclusively to research, Develop, make (subject to Sections 5.1 and 5.2), use, offer to sell, sell, and otherwise Commercialize the Licensed Products in the applicable Field in the Territory. Subject to Sections 2.5, 5.1 and 5.2, NeuroBo shall have the right to have the foregoing rights exercised on its behalf and for its sole benefit and account by Third Parties.

2.2            No Implied Licenses. No license or other right is or shall be created or granted hereunder by implication, estoppel or otherwise for any purpose. All such licenses and rights are or shall be granted only as expressly and specifically provided in this Agreement.

2.3            Reserved Right. Notwithstanding Section 2.1, Dong-A reserves all rights not expressly granted to NeuroBo under this Agreement, including without limitation the right to (a) conduct research and clinical studies in the Republic of Korea for the purpose of obtaining approval from the Korea Ministry of Food and Drug Safety to sell the Licensed Products in the applicable Field, (b) to offer to sell and sell the Licensed Products in the applicable Field to end-users in the Republic of Korea or to distributors and/or retailers for sale to end-users in the Republic of Korea, and (c) research, develop, use, offer to sell, sell, sublicense and otherwise Commercialize the Licensed Products outside of the applicable Field anywhere in the world. For the avoidance of any doubt, Dong-A reserves all rights necessary to provide services to NeuroBo anywhere in the world under the Services Agreement.

2.4            Transfer of Information for Governmental Approval in Korea. If NeuroBo has Regulatory Documentation or Data that may be useful to Dong-A in connection with obtaining approval from the Korea Ministry of Food and Drug Safety for the Licensed Products in the Republic of Korea, NeuroBo shall provide such information to Dong-A upon its request and, notwithstanding Section 14 or anything to the contrary in this Agreement, Dong-A shall be permitted to use and disclose such information without liability to NeuroBo in connection with obtaining approval for the Licensed Products from the Korea Ministry of Food and Drug Safety, including to obtain approval to sell the Licensed Products in the Republic of Korea.

2.5            Sublicensing and Have Made Rights.

(a)            Sublicenses to Third Parties and Affiliates. NeuroBo shall not have the right to grant sublicenses to any Third Party under this Agreement (i) without the prior written approval of Dong-A for that portion of the Territory that is in APAC and (ii) without the prior written approval of each current member of the board of directors of NeuroBo who is or was nominated or designated by Dong-A or any of its Affiliates for any Territory other than APAC, provided that in each of the foregoing cases, such approvals may be on a Licensed Product-by-Licensed Product and/or a Territory-by-Territory basis.

(b)            Have Made Rights to Third Parties and Affiliates. NeuroBo shall not have the right to have its rights exercised by any Third Party under this Agreement (i) without the prior written approval of Dong-A for that portion of the Territory that is in APAC and (ii) without the prior written approval of each current member of the board of directors of NeuroBo who is or was nominated or designated by Dong-A or any of its Affiliates for any Territory other than APAC, provided that in each of the foregoing cases, such approvals may be on a Licensed Product-by-Licensed Product and/or a Territory-by-Territory basis.

(c)            Approved Sublicensee and Have Made Third Party. For the purposes hereof, any Third Party that has been approved pursuant to Section 2.5(a) above shall be an “Approved Sublicensee” and any Third Party that has been approved pursuant to Section 2.5(b) above shall be a “Have Made Third Party”.

(d)            Scope of Sublicense and Have Made Right. NeuroBo shall have the right to: (i) grant sublicenses granted by Dong-A under Section 2.1 to any Approved Sublicensee and (ii) have its rights exercised on its behalf and for its sole benefit and account pursuant to Section 2.1 by a Have Made Third Party provided that, in each of the foregoing cases (v) such Approved Sublicensee shall agree in a separate written agreement to grant Dong-A a license to the Approved Sublicensee Developed Technology pursuant to Section 11.2(d), (w) NeuroBo shall enter into a binding and written agreement with each such Approved Sublicensee and Have Made Third Party (“Third Party Agreement”) that is consistent in all respects with this Agreement and protects Dong-A’s interests and rights in its confidential and proprietary information and intellectual property rights to at least the same extent of this Agreement, including without limitation containing provisions for the benefit of Dong-A substantially similar in language and scope to Section 11 and Section 14 of this Agreement; and provided that any such sublicense granted to an Approved Sublicensee or exercise of rights on NeuroBo’s behalf by a Have Made Third Party shall be of no greater scope than the license granted to NeuroBo under Section 2.1, (x) Dong-A shall be an intended third party beneficiary of each Third Party Agreement and to the extent permitted by Law, shall have the right, but not the obligation, to enforce any and all obligations of NeuroBo under a Third Party Agreement, (y) NeuroBo shall not be relieved of its obligations pursuant to this Agreement as a result of such sublicense granted to an Approved Sublicensee or exercise of rights by a Have Made Third Party and NeuroBo shall remain fully responsible and liable for any action or omission of each Approved Sublicensee and Have Made Third Party which would constitute a breach of this Agreement if committed by NeuroBo as if NeuroBo had committed such action or inaction itself and (z) each Approved Sublicensee and Have Made Third Party shall expressly agree in writing to be bound by and subject to the terms and conditions of this Agreement in the same manner and to the same extent as NeuroBo. NeuroBo shall, at its own expense, investigate each report and indication of breach of any Third Party Agreement, and NeuroBo shall promptly report to Dong-A any breach learned of or discovered by NeuroBo. NeuroBo shall diligently enforce the terms and conditions of each Third Party Agreement against each applicable Approved Sublicensee and Have Made Third Party, as the case may be, including without limitation, by (1) pursuing all appropriate judicial and administrative action and relief in the event of any breach of the Third Party Agreement and (2) upon Dong-A’s request, terminating the Third Party Agreement upon a breach thereof. Upon any expiration of this Agreement for any reason, all Third Party Agreements shall automatically terminate. Upon any termination of this Agreement in its entirety for any reason, all Third Party Agreements shall automatically terminate (other than as specified in Section 15.4(a)(iv)) and upon a Licensed Product Termination for any reason, all Third Party Agreements shall automatically terminate solely with respect to the Terminated Licensed Product (other than as specified in Section 15.4(a)(iv)). Subject to Section 15.4(a)(iv), in no event shall Dong-A or any of its Affiliates have any obligation to assume any obligations or liabilities, or be under any obligation or requirement of performance, under any such Third Party Agreement, either extending beyond Dong-A’s obligations and liabilities under this Agreement or otherwise.

(e)            Permitted Sublicenses and Have Made Parties. It shall be a material breach of this Agreement for NeuroBo to enter into any sublicense or allow any Third Parties to exercise NeuroBo’s rights on NeuroBo’s behalf and for its sole benefit and account pursuant to Section 2.1, in each case, other than as expressly permitted under Sections 2.5, 5.1, and 5.2.

2.6            Services Agreement. At the written request of NeuroBo, Dong-A shall provide the following services on a cost plus basis to NeuroBo for supporting the research and Development activities of the Licensed Products pursuant to a shared services agreement entered into concurrently with this Agreement by the Parties (“Services Agreement”):

(a)            Technical support from Dong-A R&D Center and Manufacturing Sites;

(b)            Pre-clinical development from Dong-A R&D Center;

(c)            Support for Clinical Trials from Dong-A Clinical Development Department; and

(d)            Supply of Licensed Products for Clinical Trials to obtain Regulatory Approval.

2.7            Transfer of Licensed Know-How.

(a)            The Parties will work together to make available the Licensed Know-How required for the clinical research and Development of the Licensed Products that is listed in Schedule III as promptly as reasonably possible after the Effective Date but no later than ninety (90) days after the Effective Date by [**]. Licensed Know-How developed under the Services Agreement will be transferred under the Services Agreement. The Parties shall discuss in good faith what Licensed Know-How listed in Schedule III or transferred under the Services Agreement needs to be translated in English. NeuroBo shall hire a Third Party upon written consent by Dong-A, which written consent shall not be unreasonably withheld, to translate such Licensed Know-How into English and any reasonable out-of-pocket costs to such Third Party for the translation services, which have been pre-approved by Dong-A in writing, will be split evenly between Dong-A and NeuroBo.

(b)            To the extent that any other Licensed Know-How is required for the filings required for the clinical research and Development of the Licensed Products, including the filing of the IND application and the NDA, NeuroBo shall provide written notice to Dong-A identifying with specificity additional Licensed Know-How that is required for the filings required for clinical research and the Parties shall discuss in good faith augmenting the list of Licensed Know-How in Schedule III. The Parties will work together in good faith to add any additional Licensed Know-How that may be mutually agreed upon by the Parties to Schedule III and make available as promptly as reasonable thereafter any such additional Licensed Know-How that is added to Schedule III.

(c)            Dong-A will use commercially reasonable efforts to discuss any updates to its activities with respect to the Licensed Products in the Republic of Korea in the JDC to the extent [**]. NeuroBo can then reasonably request any material updates to the Licensed Know-How with specificity based on Dong-A’s updates in the JDC if NeuroBo reasonably believes that [**]. The Parties will work together in good faith to make available any such material updates to the Licensed Know-How that may be mutually agreed upon by the Parties.

(d)            For the avoidance of any doubt, all Licensed Know-How provided by Dong-A hereunder is and shall remain the sole property of Dong-A and shall be deemed to be the Confidential Information of Dong-A (subject to Section 14, whether or not marked as such) and shall not be used by NeuroBo for any purpose other than to research, Develop, manufacture (solely to the extent permitted under Section 5), use, offer to sell, sell, sublicense, and otherwise Commercialize the Licensed Products pursuant to this Agreement.

2.8            Closing. The closing of the transactions contemplated hereby (including the issuance of the Upfront Payment Preferred Shares and the grant of the license pursuant to Section 2.1) shall take place by electronic exchange of documents at 10:00 a.m., New York time (1) on the date most promptly practicable following the satisfaction or waiver of the conditions set forth in this Section 2.8 (other than those conditions that by their terms cannot be satisfied until the closing), but in no event later than the third (3rd) Business Day following the date of such satisfaction and/or waiver or (2) at such other place and time and/or on such other date as the Parties may mutually agree in writing (the “Effective Date”).

(a)            Conditions of Both Parties. The respective obligations of Dong-A, on the one hand, and NeuroBo, on the other hand, to effect the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Effective Date, of the following conditions:

(i)            All consents, approvals, permits of, authorizations from, notifications to and filings with any Governmental Authorities (including in respect of the HSR Act) required to be made, obtained, or effected prior to the consummation of the transactions contemplated hereby or by an Ancillary Agreement, including the Third Party approvals (if any) shall have been made, obtained, or effected.

(ii)            No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or order that is then in effect and has the legal effect of preventing or prohibiting consummation of the transactions contemplated hereby (including the Financing).

(b)            Conditions to Obligations of Dong-A. The obligations of Dong-A to effect the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Effective Date, of the following additional conditions, any one or more of which may be waived in writing at the option of Dong-A:

(i)            The representations and warranties of NeuroBo set forth in this Agreement shall be true and correct as of (x) the Signing Date and (y) the Effective Date as if made at and as of the Effective Date (other than representations and warranties that expressly speak only as of a particular date, which shall have been true and correct as of such particular date), in each case (x) and (y), except as would not have, or reasonably be expected to have, a Material Adverse Effect on NeuroBo or the transactions contemplated hereby (disregarding any materiality or similar qualifications in such representations and warranties).

(ii)            NeuroBo shall have performed or complied, in all material respects, with each obligation, agreement and covenant to be performed or complied with by it under this Agreement at or prior to the Effective Date.

(iii)            There shall not have occurred a Material Adverse Effect.

(iv)            NeuroBo shall have delivered to Dong-A a certificate dated as of the Effective Date certifying the satisfaction of the conditions set forth in (i)-(iii) above, duly executed by an authorized officer of NeuroBo.

(v)            NeuroBo shall have delivered to Dong-A a certificate of the Secretary of NeuroBo certifying: (x) the articles of incorporation and bylaws of NeuroBo as in effect immediately prior to the Effective Date, and (y) complete and correct copies of the resolutions of the board of directors of NeuroBo, authorizing the execution, delivery and performance of the transaction documents and the consummation of the transactions and the Financing.

(vi)            NeuroBo shall have delivered, or cause to be delivered, executed counterparts to each applicable Ancillary Agreement to which it or its Affiliates or representatives is a party.

(vii)            NeuroBo shall have delivered to Dong-A support agreements, in form and substance reasonably acceptable to Dong-A, duly executed by each of the Significant Stockholders.

(viii)            NeuroBo shall have consummated the Financing by the Outside Date and the proceeds therefrom are not less than the Minimum Financing Amount.

(c)            Conditions to Obligations of NeuroBo. The obligations of NeuroBo to effect the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Effective Date, of the following additional conditions, any one or more of which may be waived in writing at the option of NeuroBo:

(i)            The representations and warranties of Dong-A set forth in this Agreement shall be true and correct as of (x) the Signing Date and (y) the Effective Date as if made at and as of the Effective Date (other than representations and warranties that expressly speak only as of a particular date, which shall have been true and correct as of such particular date), in each case (x) and (y), except as would not have, or reasonably be expected to have, a Material Adverse Effect on the Licensed Products or the transactions contemplated hereby (disregarding any materiality or similar qualifications in such representations and warranties).

(ii)            Dong-A shall have performed or complied, in all material respects, with each obligation, agreement and covenant to be performed or complied with by it under this Agreement at or prior to the Effective Date.

(iii)            Dong-A shall have delivered, or cause to be delivered, executed counterparts to each applicable Ancillary Agreement to which it or its Affiliates or representatives is a party.

For the avoidance of any doubt, the effectiveness of the license granted by Dong-A to NeuroBo with respect to the Licensed Products under this Agreement, including pursuant to Section 2.1, shall be subject to the full and complete satisfaction or waiver of the conditions set forth in this Section 2.8.

3.            COLLABORATION GOVERNANCE

3.1            Joint Development Committee.

(a)            Formation of Joint Development Committee. Promptly within fifteen (15) days following the Effective Date, the Parties shall form a joint development committee (“Joint Development Committee” or “JDC”), which shall be composed of five (5) voting members, of which (i) two (2) members shall be designated by Dong-A, (ii) two (2) members shall be designated by NeuroBo and (iii) one (1) member shall be jointly selected by Dong-A and NeuroBo. Each Party’s appointee shall have one (1) voting right in the JDC. Except as otherwise set forth in this Agreement, meetings of the JDC shall require a quorum consisting of at least four (4) members. Any determination of the JDC shall be made by a majority vote of all JDC members in which the foregoing quorum requirement is met. Dong-A and NeuroBo may replace their respective JDC representatives at any time, with prior written notice to the other Party. The chair of the JDC shall be nominated from among the members of the JDC. Each member of the JDC may be represented at any JDC meeting by a designee appointed by such member for such meeting. A reasonable number of additional representatives of each Party may attend the JDC meetings in a non-voting capacity upon prior written notice to the other Party. JDC meetings may be held in person, by telephone, or by video conference call. The location of any in-person JDC meeting shall alternate between the offices of NeuroBo located in Boston, Massachusetts, U.S.A., and of Dong-A located in Seoul, Korea (or any other venue as may be agreed between the Parties in writing). Any costs and expenses incurred by each Party related to a JDC meeting, including, if applicable, travel, accommodation and/or telecommunication expenses, shall be borne by each Party.

(b)            Joint Development Committee Functions and Powers. The JDC shall (i) implement the Development Plan, and other plans as may be agreed upon in writing by the Parties, for accomplishing the goals of the Development of the Licensed Products in the applicable Field in the Territory, (ii) allocate tasks and coordinate activities required to perform such Development, (iii) monitor progress of such Development and implementation of the Development Plan, (iv) monitor NeuroBo’s diligence in carrying out their responsibilities thereunder, (v) oversee other research and Development-related activities with respect to the Licensed Products in the applicable Field in the Territory, including without limitation the regulatory approach and filing strategy for the submission and approval of the Licensed Products in the applicable Field in the Territory, and (vi) carry out the other duties and responsibilities as the Parties may determine from time to time. The JDC shall also be responsible for reviewing the annual budget prepared by NeuroBo for activities to be performed by NeuroBo pursuant to the Development Plan for each year of the Term of this Agreement (including any renewal or extension thereof). The JDC shall be the body where Dong-A provides any updates to its activities with respect to the Licensed Products in the Republic of Korea to the extent Dong-A reasonably determines that it would be necessary pursuant to Section 2.7(c) and NeuroBo provides updates to the Development of the Licensed Products in the applicable Field in the Territory. The JDC shall meet at least once per quarter (or at such other intervals as may be agreed upon by the Parties in writing) and shall prepare and maintain written reports of the matters discussed at such meetings. The final version of the minutes shall be approved by the JDC and by the Parties by each of them signing and dating the minutes. The Parties may also form sub-group(s) of the JDC as necessary or useful to effectuate the purpose of the JDC. The JDC shall report on a quarterly basis to the Parties with respect to its ongoing activities. For the avoidance of any doubt, while NeuroBo’s exclusive license rights under Section 2.1 of this Agreement are in effect, NeuroBo shall have the ultimate final decision-making authority with respect to the Development of the Licensed Products in the applicable Field in the Territory. Additionally, for the avoidance of any doubt, activities overseen by the JDC shall not include Commercialization.

(c)            Limitation on Authority. In addition to and without limiting the generality of the foregoing, (i) the JDC shall not substitute for either Party’s ability to exercise any rights set forth under this Agreement nor excuse the performance of any obligation set forth under this Agreement, (ii) the JDC shall not have the authority to make any determination that a Party is in breach of this Agreement, or that a Party has engaged or not engaged in acts related to breach and (iii) the JDC shall not have the power to amend, modify or waive compliance with this Agreement, which may only be amended or modified, or compliance with which may only be waived, solely as and to the extent provided in Section 16.5.

4.            DevelopmenT

4.1            Development Plan. NeuroBo shall (1) prepare a Development Plan for each Licensed Product and submit such Development Plan to Dong-A within fifteen (15) days following the Effective Date and (2) prepare any updates to the Development Plan that it deems reasonably necessary and promptly submit such updates to Dong-A, in each of the foregoing cases, for Dong-A’s review and approval which Dong-A shall not unreasonably withhold or condition. NeuroBo shall consider in good faith any comments or suggestions provided by Dong-A. Each Development Plan shall include:

(a)            the Development program (including pharmacokinetic studies) to be conducted by NeuroBo on an activity-by-activity basis and the study protocol; and

(b)            the regulatory strategy for obtaining Regulatory Approval for the Licensed Products in the applicable Field in the Territory, which Development program is designed to generate all the Clinical Data and regulatory information required to obtain the Regulatory Approval required for NeuroBo to be able to Commercialize the Licensed Products in the applicable Field in the Territory.

4.2            Development Responsibilities.

(a)            NeuroBo shall [**] to, at its own cost and expense, conduct the Development of the Licensed Products, including among other things (i) conducting Clinical Trials of the Licensed Products in each applicable jurisdiction in the Territory or as set forth in the Development Plan, (ii) submitting an Investigational New Drug (“IND”) application and a New Drug Application (“NDA”) (or the equivalent) for the Licensed Products in each applicable jurisdiction listed in the Territory or as set forth in the Development Plan, (iii) obtaining governmental marketing approval for the sale of the Licensed Products in the Territory or as set forth in the Development Plan, (iv) conducting the activities assigned to it under the Development Plan in good scientific manner, in compliance in all material respects with the requirements of applicable Laws and with cGCP and cGMP, and otherwise in compliance with this Agreement (including without limitation, the Development Plan), and (v) maintaining laboratories, offices and all other facilities reasonably necessary to carry out Development activities.

(b)            At any time during the Term of this Agreement, the Parties may mutually agree on a partnering strategy and implement a plan to sublicense and/or otherwise subcontract with an Approved Sublicensee or Have Made Third Party, as the case may be, in connection with the Development of one or more Licensed Products in the Territory and the Parties shall enter into an agreement with such Approved Sublicensee or Have Made Third Party, as the case may be, in accordance with Section 2.5; provided however, that such Approved Sublicensee or Have Made Third Party, as the case may be, is not a competitor of Dong-A in the applicable Field in the Territory. Under the agreed upon strategy and plan, both Parties shall (i) seek for a potential Approved Sublicensee or Have Made Third Party having an interest in participating in the Development of one or more Licensed Products in the applicable Field in the Territory and (ii) negotiate the terms and conditions of an agreement to be executed between a Party or both Parties and such Approved Sublicensee or Have Made Third Party, as the case may be, in accordance with Section 2.5. In the event that there is a disagreement between the Parties in the negotiations with an Approved Sublicensee or Have Made Third Party, as the case may be, that cannot be resolved to the satisfaction of each Party, then such disagreement shall be escalated to the CEOs of Dong-A and NeuroBo (or their respective chosen representatives), who will meet to discuss in good faith and resolve such disagreement in a reasonable manner. For the avoidance of any doubt, the Parties shall consider and agree upon an Approved Sublicensee or Have Made Third Party, as the case may be, on a Licensed Product-by-Licensed Product basis, and jurisdiction-by-jurisdiction basis, and unless otherwise expressly agreed by the Parties, an agreement to sublicense and/or otherwise subcontract with an Approved Sublicensee or Have Made Third Party, as the case may be, in any jurisdiction in the Territory shall not be and shall not be deemed to be an agreement to sublicense and/or otherwise subcontract with that same Approved Sublicensee or Have Made Third Party, as the case may be, in any other jurisdiction in the Territory, or for any other Licensed Product. For purposes of clarification, no agreement with any Approved Sublicensee or Have Made Third Party under this Section 4.2(b) shall condition, modify or limit either Party’s rights or obligations with respect to each other under this Agreement.

4.3            Records and Reporting.

(a)            In conformity with standard pharmaceutical and biotechnology industry practices and the terms and conditions of this Agreement, within [**] days after the end of each March 31, June 30, September 30 and December 31 during the Term, NeuroBo shall prepare and maintain, complete and accurate written records, accounts, notes, reports and Data with respect to activities conducted pursuant to the Development Plan during the relevant calendar quarter, including with respect to the testing and Regulatory Approval of Licensed Products in the applicable Field in the Territory for each Licensed Product, and shall promptly send legible copies of the aforesaid to Dong-A. Upon reasonable advance notice, NeuroBo agrees to make its respective employees and non-employee consultants reasonably available at their respective places of employment to consult with Dong-A on issues arising during the Term of this Agreement and in connection with any request from any Governmental Authority, including regulatory, scientific, technical and clinical testing issues.

(b)            In addition to, and not in lieu or limitation of NeuroBo’s obligations under Section 4.3(a), NeuroBo shall regularly update Dong-A through the JDC, as applicable, regarding the results and progress of the performance of its Development activities under the Development Plan for each Licensed Product, as applicable. NeuroBo shall keep Dong-A fully informed as to all discoveries and technical developments (including, without limitation, any Developed Technology) made in the course of performing any research and Development activities under the Development Plan for each Licensed Product. Any reports provided to any party hereunder shall be “Data” for the purpose of this Agreement.

(c)            In the event that NeuroBo’s obligations to perform any of the research activities and Development activities related to a Licensed Product are subcontracted to a Third Party pursuant to Section 4.2(b) then, without limiting any of NeuroBo’s other obligations under this Agreement, NeuroBo shall be responsible to obtain for Dong-A reasonably prompt access to, and copies of, Data generated by such Third Party.

(d)            Prior to the Effective Date and subject to the terms and conditions of this Agreement, Dong-A shall, and shall cause each of its subsidiaries to, at NeuroBo’s reasonable request, provide reasonable cooperation (to the extent consistent with this Agreement) to NeuroBo as may be reasonably required in connection with the Financing, provided, that notwithstanding anything in this Agreement to the contrary, neither Dong-A nor any of its subsidiaries shall be required to pay any fees (including commitment or other similar fees) or to give any indemnities or incur any liabilities unless promptly reimbursed by NeuroBo. NeuroBo shall promptly, upon request by Dong-A, reimburse Dong-A for any out-of-pocket expenses (including reasonable attorneys’ fees) incurred by Dong-A or any of its subsidiaries in connection with the cooperation of Dong-A contemplated by this Section 4.3. NeuroBo shall indemnify and hold harmless Dong-A, its Affiliates, and each of their respective directors, officers, trustees, shareholders, employees and agents (collectively, “Dong-A Indemnitees”) from and against any and all Losses suffered or incurred by them in connection with the Financing and any information utilized in connection therewith, except in the event such Losses arose out of or result from the gross negligence or willful misconduct of Dong-A or its Affiliates.

4.4            Data Control. NeuroBo shall establish internal procedures (including, without limitation, the procedures set forth below) to keep and maintain any Data and Know-How owned and provided by Dong-A in a secure environment and prevent the contamination of Dong-A’s Data and Know-How that is received in accordance with the terms hereunder. NeuroBo agrees that it shall: (a) cause all Data and Know-How of Dong-A to be promptly logged and stored pursuant to this Section 4.4, (b) [**], (c) [**], (d) [**], and (e) comply with any other measures reasonably requested by Dong-A. During the Term of this Agreement and for a period of [**] thereafter, NeuroBo shall keep and maintain complete and accurate records pertaining to the research, Development, manufacturing and supply and Commercialization activities of the Licensed Products and any API and all material results, Data and Developed Technology made in conducting such activities in sufficient detail and in good scientific manner appropriate for Patent application and regulatory purposes and in accordance with applicable Law and to permit Dong-A to confirm the accuracy of all records hereunder.

5.            SUPPLY AND MANUFACTURE

5.1            Manufacturing and Supply for NeuroBo. NeuroBo hereby agrees to purchase one hundred percent (100%) of its requirements for the Licensed Products from Dong-A. As part of the foregoing, the Parties hereby agree to negotiate in good faith and enter into a manufacturing and supply agreement for the manufacture and supply of the Licensed Products (the “Manufacturing and Supply Agreement”) within ninety (90) days from the Effective Date, which Manufacturing and Supply Agreement shall include terms and conditions [**] for the supply of products from a global pharmaceutical company to a licensee. If the Parties are unable to agree on the prices for the Licensed Products prior to the execution of the Manufacturing and Supply Agreement, then the Manufacturing and Supply Agreement will include a process whereby such prices will be determined by a recognized independent third party arbitrator that is mutually agreed upon by both Parties. For the avoidance of any doubt, the Parties hereby agree that Dong-A will continue to have the right to manufacture and have manufactured the Licensed Products and, notwithstanding anything to the contrary in this Agreement or otherwise, NeuroBo hereby covenants not to exercise any right to manufacture or have manufactured the Licensed Products pursuant to Section 2.1 except solely upon NeuroBo’s valid termination of the Manufacturing and Supply Agreement for Dong-A’s material breach of its supply obligations and failure to cure such material breach as provided in the Manufacturing and Supply Agreement.

5.2            Manufacturing and Supply for Approved Sublicensee. NeuroBo shall ensure that each Third Party Agreement entered into with an Approved Sublicensee includes a contractual obligation that requires such Approved Sublicensee to (a) purchase one hundred percent (100%) of such Approved Sublicensee’s requirements for clinical research and Development of the Licensed Products from Dong-A and (b) grant Dong-A a right of first negotiation to manufacture or have manufactured and supply one hundred percent (100%) of Approved Sublicensee’s requirements for Commercialization of the Licensed Products. As part of the foregoing, for a period of ninety (90) days from the date the applicable Third Party Agreement is executed by such Approved Sublicensee and Dong-A (the “Negotiation Period”), such Approved Sublicensee shall discuss and negotiate in good faith with Dong-A the terms and conditions pursuant to which Dong-A would manufacture or have manufactured and supply one hundred percent (100%) of such Approved Sublicensee’s requirements for Commercialization of the Licensed Products. In the event that such Approved Sublicensee and Dong-A cannot agree upon such terms and conditions despite good faith discussions and negotiations within the Negotiation Period and such Approved Sublicensee and Dong-A have not agreed to extend the Negotiation Period, then Approved Sublicensee shall have the right to manufacture the Licensed Products for Commercialization by itself or through a third party manufacturer pursuant to the terms and conditions of the applicable Third Party Agreement.

5.3            Access to Product Manufacturing Technology. In the event that an Approved Sublicensee is permitted to manufacture a Licensed Product for Commercialization by itself or through a third party manufacturer pursuant to Section 5.2, Dong-A will: (a) provide reasonable access to such Approved Sublicensee, at such Approved Sublicensee’s sole cost and expense, to any manufacturing Know-How which is owned by Dong-A and unique to and necessary for the manufacture of such Licensed Product (“Product Manufacturing Technology”) pursuant to and subject to a written plan mutually developed and agreed upon by Dong-A and such Approved Sublicensee and (b) subject to the confidentiality provisions set forth in Section 14, Dong-A will grant such Approved Sublicensee a limited license during the term of the applicable Third Party Agreement to use such Product Manufacturing Technology solely and exclusively to manufacture and supply such Licensed Product for Commercialization as and to the extent expressly permitted under such applicable Third Party Agreement and for no other purpose. Dong-A shall have no obligation to reformat, translate, or otherwise alter or modify any such Product Manufacturing Technology.

6.            REGULATORY

6.1            Sharing of Regulatory Documentation; Rights of Reference. Subject to the rights of reference described below, NeuroBo shall solely own, and be the party of record for, any and all Regulatory Approvals and Regulatory Documentation in the applicable Field in the Territory and Dong-A shall solely own, and be the party of record for, any and all Regulatory Approvals and Regulatory Documentation in the Republic of Korea and in the Territory outside of the Field. NeuroBo shall provide Dong-A, on a timely basis, with copies of (a) any Data generated by NeuroBo during the Term of this Agreement for use in support of any Regulatory Approvals with a Governmental Authority in connection with the research, Development, manufacturing and supply and Commercialization of the Licensed Products in the Territory, (b) any Data generated by or on behalf of NeuroBo in the research, Development, manufacturing and supply and Commercialization of the Licensed Products in the Territory, and (c) any filing or correspondence that NeuroBo makes with a Governmental Authority in the Territory, in any jurisdiction in connection with the Licensed Products. Dong-A will have the right to cross-reference, file or incorporate by reference any Regulatory Documentation (including Regulatory Approvals) in connection with exercising its rights and performing its obligations under this Agreement, the Manufacturing and Supply Agreement and the Services Agreement.

6.2            Regulatory Approvals. NeuroBo will have sole responsibility for, and shall bear the cost of preparing, all Regulatory Documentation and related submissions with respect to obtaining Regulatory Approval for Development and Commercialization of each Licensed Product in the Territory, and shall be responsible for meeting the requirements of all pre-approval inspections required by any Governmental Authority in the Territory.

6.3            Governmental Authority Inspections. During the Term, each Party will be responsible for handling and responding to any Governmental Authority inspections with respect to the Party’s role in the Development, manufacture and supply and Commercialization of the Licensed Products. Each Party will provide to the other Party any information reasonably requested by the other Party and all significant information requested by any Governmental Authority concerning any governmental inspection related to the Licensed Products, and will allow Governmental Authorities to conduct reasonable inspections upon the request of such Governmental Authority. In the event such Governmental Authorities conduct an inspection, the Party under inspection will inform the other Party of the occurrence of such inspection, and invite the other Party to participate in the inspection process.

6.4            Violations or Deficiencies Relating to the Licensed Product. In the event a Party is inspected by any Governmental Authority, the inspected Party will promptly notify the other Party without undue delay, and in any event within a period not to exceed [**] Days, of any written alleged violations or deficiencies relating to the Licensed Products, and any proposed corrective actions to be taken. The inspected Party shall as expeditiously as practicable take any such corrective action required to comply with the provisions of this Agreement and applicable Law. Prior to submission of any written response submitted to any applicable Governmental Authority, to the extent reasonably practicable, the other Party may review and comment on any portion of the response regarding written alleged violations or deficiencies relating to the Licensed Products; provided that the inspected Party shall have final say regarding the content of any submission to such Governmental Authority.

6.5            Adverse Event Reports. Dong-A delegates to NeuroBo the responsibility for investigating Adverse Events, Serious Adverse Events and other required safety information associated with the Clinical Trials and the use of the Licensed Products in the applicable Field in the Territory. NeuroBo shall be responsible for the collection, review, assessment, tracking and filing of information related to Adverse Events and Serious Adverse Events. NeuroBo shall set up special bodies and arrange for full-time personnel with professional knowledge about medicine, pharmacy, epidemiology and statistics and the ability to scientifically analyze and assess Adverse Events and Serious Adverse Events to undertake the reporting and monitoring of Adverse Events and Serious Adverse Events. Each Party shall ensure that it and its Affiliates promptly provide the other Party with all necessary information and Data to allow the other Party to comply with its regulatory obligations. Within [**] days from the Effective Date, the Parties shall enter into an agreement to initiate a process for the exchange of Adverse Event and Serious Adverse Event safety data in a mutually agreed format, including, but not limited to, post-marketing spontaneous reports received by or for a Party or Approved Sublicensees in order to monitor the safety of the Licensed Products in the applicable Field in the Territory, and to: (a) establish and keep detailed files for the reporting and monitoring of Adverse Events and Serious Adverse Events, (b) investigate any Adverse Events and Serious Adverse Events, (c) meet notification and reporting requirements with any applicable Governmental Authority and (d) implement effective measures to reduce and prevent the repeated occurrence of Adverse Events or Serious Adverse Events, all of the foregoing in accordance with all applicable Law.

6.6            Complaints. Each Party shall maintain a record of all complaints it receives from a Third Party with respect to any Licensed Products in the applicable Field in the Territory and shall refer to the other Party complaints that it receives concerning the Licensed Products in the applicable Field in the Territory within [**] of its receipt of the same; provided that all complaints concerning suspected or actual tampering, contamination or mix-up (e.g. wrong ingredients) of any Licensed Products shall be delivered within [**] of receipt of the same. Each Party shall be responsible for investigating complaints and taking corrective action as necessary and, in addition to the foregoing, NeuroBo shall provide all reasonable efforts and collaboration with Dong-A in the resolution of complaints, and shall train its employees, Have Made Third Parties and Approved Sublicensees on the proper handling and resolution of complaints concerning the Licensed Products in the applicable Field in the Territory.

7.            COMMERCIALIZATION

7.1            Commercialization Plan. Approximately [**] prior to the estimated date for the filing of a Drug Approval Application and then promptly and in any event within [**] prior to the commencement of each calendar year, NeuroBo shall prepare a Commercialization Plan for each Licensed Product for the next year and submit such Commercialization Plan to Dong-A for its review. NeuroBo shall consider in good faith any comments or suggestions provided by Dong-A. Each Commercialization Plan shall identify specific NeuroBo responsibilities for Promotion and Commercialization of the Licensed Products in the applicable Field in the Territory, including [**].

7.2            Commercialization in the Territory. NeuroBo shall use [**] to, at its own cost and expense, Commercialize (including, for the avoidance of any doubt, sublicense or subcontract pursuant to Section 2.5) upon receiving Regulatory Approval the Licensed Products in the applicable Field in the jurisdictions in the Territory or jurisdictions set forth in the Commercialization Plan and achieve first commercial sale of the Licensed Products on a timely basis after obtaining marketing approval in each applicable jurisdiction where approval is received. If Dong-A reasonably believes that NeuroBo is not using its [**] to Commercialize a particular Licensed Product in the applicable Field in the Territory, it may provide written notice to NeuroBo specifying in reasonable detail the underlying reasons for Dong-A’s belief. In the event that NeuroBo fails to provide reasonable written assurances to Dong-A within [**] of its receipt of such written notice that it (a) is using its [**] currently to Commercialize such Licensed Product in the applicable Field in the Territory, or (b) will Commercialize such Licensed Product in the applicable Field in in the Territory within a time period to be agreed upon by the Parties that is reasonable under the circumstances, then NeuroBo shall be considered to be in material breach of the Agreement and Dong-A shall have the right to terminate pursuant to Section 15.2.

7.3            Commercialization by Third Parties. Subject to Section 2.5, NeuroBo shall have the right to Commercialize a Licensed Product through one or more Approved Sublicensees or Have Made Third Parties in the applicable Field in the Territory. At any time during the Term of this Agreement, and notwithstanding the foregoing, Dong-A and NeuroBo may mutually agree on a partnering strategy and implement a plan to sublicense and/or otherwise subcontract with an Approved Sublicensee or Have Made Third Party, as the case may be, in connection with the Commercialization of one or more Licensed Products in the applicable Field in any jurisdiction in the Territory and NeuroBo shall enter into an agreement with an Approved Sublicensee or Have Made Third Party, as the case may be, pursuant to Section 2.5; provided however, that such Approved Sublicensee or Have Made Third Party, as the case may be, is not a competitor of Dong-A in the applicable Field in the Territory. For purposes of clarification, no agreement with any Approved Sublicensee or Have Made Third Party, as the case may be, under this Section 7.3 shall condition, modify or limit either Party’s rights or obligations with respect to one another under this Agreement.

8.            COMPENSATION

8.1            Up Front Payment and Financing.

(a)            On the closing date of the Financing, in consideration for the license to the Licensed Know-How and Licensed Patent Rights granted by Dong-A pursuant to Section 2.1, NeuroBo shall issue to Dong-A shares of its Series A Convertible Preferred Stock with a stated value equal to twenty-two million dollars ($22,000,000) in accordance with the terms of the Securities Purchase Agreement, dated as of the date hereof, between NeuroBo and Dong-A (the “Dong-A SPA”).

(b)            In connection with, and as condition to the effectiveness of the license to the Licensed Know-How and Licensed Patent Rights granted by Dong-A pursuant to Section 2.1, Dong-A will purchase $15,000,000 in stated value of the Series A Convertible Preferred Stock, pursuant to the SPA and subject to the conditions thereof, including NeuroBo consummating a Qualified Financing (as defined in the Dong-A SPA).

(c)            NeuroBo shall grant Dong-A, the Investors and other existing Significant Stockholders of NeuroBo customary registration rights in respect of the shares of Common Stock into which the Series A Convertible Preferred Stock is convertible pursuant to a Registration Rights Agreement, dated as of the date hereof, by and between NeuroBo and Dong-A.

8.2            Milestone Payments

(a)            Regulatory Milestone Payments. NeuroBo shall pay Dong-A the regulatory milestone payments set forth on Schedule IV-A (the “Regulatory Milestone Payments”). The Regulatory Milestone Payments shall be made by NeuroBo in accordance with Section 8.5 for each Licensed Product within [**] of the first achievement of each milestone with respect to each such Licensed Product. Each milestone is payable one-time only for each Licensed Product.

(b)            Commercial Milestone Payments. NeuroBo shall pay Dong-A the commercial milestone payments set forth on Schedule IV-B (the “Commercial Milestone Payments”, together with the Regulatory Milestone Payments, the “Milestone Payments”). The Commercial Milestone Payments shall be made by NeuroBo in accordance with Section 8.5 for each Licensed Product within [**] of the first achievement of each milestone with respect to aggregate Net Sales of each Licensed Product. Each Commercial Milestone Payment is payable one-time only, regardless of how many times such milestone is achieved with the Licensed Product or group of Licensed Products. In the event two (2) or more commercial milestone events are achieved in the same calendar year, NeuroBo shall pay to Dong-A each Commercial Milestone Payment corresponding to the respective milestone event.

(c)            Form of Milestone Payments. NeuroBo may elect to pay a Milestone Payment in cash or shares of NeuroBo’s Common Stock based on the 30-day VWAP of the Common Stock for the thirty (30) trading days ending on the trading day prior to the date on which achievement of such milestone is announced (subject to customary anti-dilution adjustments, including stock splits).

8.3            Royalties.

(a)            Rate and Payment. In consideration for the license to the Licensed Know-How and Licensed Patent Rights granted by Dong-A pursuant to Section 2.1, NeuroBo shall pay to Dong-A during the Royalty Term the following percentages of Net Sales (as further modified by Sections 8.3(b), 8.3(c), 8.3(d) and 8.8) for each Licensed Product (the “Royalty” and collectively “Royalties”):

DA-1726 (Obesity)	DA-1726 (NASH)	DA-1241 (T2D)	DA-1241 (NASH)
[**]	[**]	[**]	[**]

All Royalties shall be paid in accordance with Section 8.5 by NeuroBo to Dong-A on a calendar quarter basis within thirty (30) days after the completion of each such calendar quarter.

(b)            Patent Expiration. The Parties hereby acknowledge and agree that, solely if necessary under applicable law in a jurisdiction to preserve the enforceability of any of the Licensed Patent Rights in such jurisdiction, a Royalty will be reduced by fifty percent (50%) for any Licensed Product for which there was no infringement of a Valid Claim of a Licensed Patent Right in any jurisdiction by or for NeuroBo or any Approved Sublicensee for such Licensed Product.

(c)            Generic Product. In the event there is Generic Competition by a Third Party (other than NeuroBo, any Approved Sublicensees, or any Affiliates of either of the foregoing) in a given jurisdiction where a Licensed Product is sold by or for NeuroBo or any of its Approved Sublicensees, as applicable, during the Royalty Term in such jurisdiction in the Territory, and only if and for the duration of such Generic Competition in such jurisdiction, the applicable Royalty rate for such jurisdiction for such Licensed Product shall be reduced by [**].

(d)            Royalty Stacking. On a jurisdiction-by-jurisdiction and Licensed Product-by-Licensed Product basis, if NeuroBo or any of its Approved Sublicensees, as applicable, determine in good faith and in the exercise of reasonable business judgment that it is necessary to obtain a license from any Third Party (other than to NeuroBo, any Approved Sublicensees, or any Affiliates of either of the foregoing) to a Patent controlled by such Third Party (a “Third Party License”) in order to exploit any Licensed Product as provided in this Agreement, and only if and for the duration that NeuroBo is required to make a payment under a Third Party License for such Licensed Product in such jurisdiction then the Royalties payment that would otherwise be due to Dong-A for such Licensed Product in such jurisdiction in any calendar quarter pursuant to Section 8.3(a) shall be reduced by the royalty payment that NeuroBo or any of its Approved Sublicenses have paid or must pay to such Third Party in such calendar quarter in consideration for such Third Party License. For the avoidance of any doubt, notwithstanding any of the foregoing, (i) there shall be no reduction pursuant to this Section 8.3(d) for any lump sum license fees, milestone payments, minimum annual royalties in excess of accrued royalties payments, any amounts paid for past infringement of any Third Party's rights, or any amount not paid for rights required to permit NeuroBo to exploit the Licensed Product in the Territory as provided in this Agreement under a Third Party License and (ii) in no event shall the Royalties rate for such Licensed Product in the applicable jurisdiction in the Territory be reduced by more than [**] such that the Royalties rate for such Licensed Product in such jurisdiction shall always be at least [**] of the original Royalties rate at the date of this Agreement.

(e)            Sublicense and Subcontracting. In the event NeuroBo sublicenses or subcontracts its right to sell Licensed Products pursuant to Section 2.5, each sublicense and subcontract, as the case may be, shall include an obligation for the Approved Sublicensee and Have Made Third Party, as the case may be, to account for and report their respective Net Sales of Licensed Products on the same basis as if such sales were Net Sales of Licensed Products by NeuroBo, and NeuroBo shall pay Royalties to Dong-A as if the Net Sales of the Approved Sublicensee and the Net Sales of the Have Made Third Party, as the case may be, were Net Sales of NeuroBo.

(f)            Reports. NeuroBo shall provide Dong-A within [**] following the end of each March 31, June 30, September 30 and December 31, a royalty report setting forth for such calendar quarter period the following information:

(i)            A list of each Licensed Product sold during the calendar quarter, (x) specifying number of units and prices for Licensed Products sold, by product and by jurisdiction and (y) amount of gross sales (specified in United States dollars) of Licensed Products, by product and by jurisdiction.

(ii)            The total Net Sales of Licensed Products and itemized calculation of Net Sales in each jurisdiction of the Territory, showing all allowable deductions from gross amount invoiced in accordance with the definition of “Net Sales” in Section 1.

(iii)            Any foreign exchange calculations into United States dollar equivalents necessary to compute Net Sales.

(g)            Duration of Royalty Obligations. The obligation to pay Royalties for a sale or other disposition of a particular Licensed Product in a jurisdiction in the Territory begins on the first commercial sale of such Licensed Product in such jurisdiction and terminates the later of (i) the fifth (5th) anniversary of the first commercial sale of such Licensed Product in such jurisdiction, (ii) the expiration or termination of the last Valid Claim that is within the Licensed Patent Rights and that covers such Licensed Product in such jurisdiction, and (iii) loss of regulatory exclusivity for such Licensed Product in such jurisdiction (“Royalty Term”). Following expiration of the Royalty Term for any Licensed Product in a jurisdiction in the Territory, no further Royalties shall be payable in respect of the license granted under Section 2.1 for such Licensed Product in such jurisdiction and the license granted to NeuroBo under Section 2.1 with respect to such Licensed Product in such jurisdiction shall become fully paid-up and royalty-free.

8.4            Records. NeuroBo shall keep and shall require its Approved Sublicensees and Have Made Third Parties, as the case may be, to keep accurate records (together with supporting documentation) of Licensed Products manufactured, used, or sold under this Agreement appropriate to determine the amount of payments due to Dong-A under this Agreement, which shall be kept for at least [**] following the end of the calendar year to which the records relate.

8.5            Payment Terms. All payment due to a Party under this Agreement will be made in U.S. Dollars by wire transfer to a U.S. bank account of such Party designated from time-to-time in writing by the relevant Party unless as specified in Sections 8.1 and 8.2. Except as otherwise provided in this Agreement, all fees and expenses incurred by a Party in connection with this Agreement (including legal, advisory and accounting fees and expenses) shall be paid by the Party incurring such expenses. If a Party does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to until the date of payment at the per annum rate of [**] over the then-current prime rate quoted by Citibank in New York, New York or the maximum rate allowable by New York law, whichever is lower.

8.6            Audit Right. Upon reasonable advance notice to NeuroBo, the Approved Sublicensee (if applicable) and the Have Made Third Party (if applicable), Dong-A shall have the right, but not the obligation to (a) have access to NeuroBo’s, any Approved Sublicensee’s or Have Made Third Party’s facilities in which Development or Commercialization activities are performed, the investigators, project managers, other employees, contractors and other personnel performing the Development or Commercialization activities; (b) have access to and the right to examine all information, books and records; (c) visit, examine and inspect NeuroBo’s, any Approved Sublicensee’s or Have Made Third Party’s facilities in which the Development or Commercialization activities are performed and any containers or other equipment used in the work conducted for the Development or Commercialization activities; (d) inspect the work conducted and Development or Commercialization activities; and (e) inspect NeuroBo’s records relating to NeuroBo’s Net Sales, in each of the foregoing cases, during NeuroBo’s normal business hours. Dong-A shall pay the cost of the audit, unless the audit reveals an underpayment of Royalties or any other amounts due to Dong-A exceeding three percent (3%) or breach of any of NeuroBo’s obligations under this Agreement. NeuroBo shall pay to Dong-A any amounts shown by the audit to be owing within thirty (30) days from the conclusion and report findings of the audit.

8.7            Exchange Rate. NeuroBo shall convert the amounts of Net Sales from local currencies to United States dollars using the rate of exchange in effect on the last Business Day of the calendar quarter to which the payment relates as reported in the Wall Street Journal. If by reason of any restrictive exchange Laws or regulations, NeuroBo is unable to convert to United States dollars any payment due to Dong-A under this Agreement, then NeuroBo shall promptly request permission from the applicable Governmental Authority to make the payment and shall make the payment within [**] after receiving permission. If permission is not received within [**] after NeuroBo’s request then NeuroBo, at the option of Dong-A, shall either deposit the payment in the currency of the relevant jurisdiction in a bank account within that jurisdiction designated by Dong-A or make the payment to an Affiliate of Dong-A designated by Dong-A and having an office in the relevant jurisdiction or in another jurisdiction designated by Dong-A.

8.8            Taxes. If under any Law of any jurisdiction of the Territory withholding of taxes of any type, levies or other charges are required with respect to any amounts payable hereunder to a Party, the other Party (“Withholding Party”) will apply the withholding or deduction as so required and will promptly pay such tax, levy, or charge to the proper Governmental Authority, and will promptly furnish the Party with proof of such payment. The Withholding Party will have the right to withhold or deduct any such tax, levy, or charge actually paid from payment due to the Party. Any amounts so withheld or deducted from the payment due to the Party pursuant to the relevant Law will be deemed paid to such Party for purposes of this Agreement. Each Withholding Party agrees to assist the other Party in claiming exemption from (or reduction in) such deductions or withholdings under double taxation or similar agreement or treaty from time-to-time in force and in minimizing the amount required to be so withheld or deducted. Notwithstanding the foregoing, all sums payable by either Party hereunder are stated exclusive of any sales tax, value added tax, or other similar taxes, assessments, and charges imposed by the jurisdiction of the Withholding Party or the payee and any such taxes will be paid by the Withholding Party or the payee. Prior to any withholding, the Withholding Party shall provide the other Party with at least [**] notice of its intent to withhold amounts hereunder. Such notice shall provide reasonable details as to the legal requirements for such withholding, and the Withholding Party shall work with the other Party to reduce or eliminate such requirement prior to any such withholding being made.

9.            REPRESENTATIONS AND WARRANTIES OF DONG-A.

Dong-A represents and warrants to NeuroBo, as of the Signing Date and Effective Date, the following matters:

9.1            Organization. Dong-A is a corporation duly formed, validly existing, and subsisting under the Laws of the Republic of Korea.

9.2          Authorization.

(a)            Dong-A has the requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated under this Agreement.

(b)            The execution, delivery, and performance of this Agreement by Dong-A and its consummation of the transactions contemplated under this Agreement have been duly authorized by all requisite action of Dong-A.

9.3          Binding Agreement. This Agreement has been duly executed by Dong-A and delivered to NeuroBo, and constitutes the legal, valid, and binding agreement of Dong-A enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

9.4          No Breach. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated under this Agreement by Dong-A do not and will not:

(a)            violate or conflict with Dong-A’s charter, bylaws, or any material Laws of any Governmental Authority to which Dong-A assets are subject, or by which Dong-A or Dong-A’s assets may be bound;

(b)            with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a material default under, or give rise to any right of termination, cancellation, or acceleration under, any of the terms, conditions, or provisions of any material contract or agreement, to which Dong-A is a party or by which Dong-A or Dong-A’s assets may be bound;

(c)            result in the imposition of a lien on any of the Licensed Patents; or

(d)            require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Authority or Third Party.

9.5          Litigation; Compliance with Law. There is no litigation, proceeding (arbitral or otherwise), claim, action, suit, judgment, decree, settlement, rule, order, or investigation of any nature, pending, rendered or, to Dong-A’s Knowledge, threatened, against Dong-A that reasonably could be expected to adversely affect Dong-A’s ability to consummate the transactions contemplated by this Agreement.

9.6          Insolvency. Dong-A is not the subject of any pending, rendered, or threatened in writing, or to the Knowledge of Dong-A, otherwise threatened, insolvency proceedings of any character. Dong-A has not made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of an insolvency proceeding. Dong-A is not insolvent nor will it become insolvent as a result of entering into this Agreement and consummating the transactions contemplated under this Agreement.

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10.          REPRESENTATIONS AND WARRANTIES OF NEUROBO.

NeuroBo represents and warrants to Dong-A, as of the Signing Date and Effective Date, the following matters:

10.1         Organization. NeuroBo is a corporation duly formed, validly existing, and subsisting under the Laws of Delaware.

10.2         Authorization.

(a)            NeuroBo has the requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated under this Agreement.

(b)            The execution, delivery, and performance of this Agreement by NeuroBo and its consummation of the transactions contemplated under this Agreement have been duly authorized by all requisite action of NeuroBo.

10.3         Binding Agreement. This Agreement has been duly executed by NeuroBo and delivered to Dong-A, and constitutes the legal, valid, and binding agreement of NeuroBo enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

10.4         No Breach. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated under this Agreement by NeuroBo do not and will not:

(a)            violate or conflict with NeuroBo’s articles of organization, operating agreement, or any material Laws of any Governmental Authority to which NeuroBo’s assets are subject, or by which NeuroBo or NeuroBo’s assets may be bound;

(b)            with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a material default under, or give rise to any right of termination, cancellation, or acceleration under, any of the terms, conditions, or provisions of any material contract or agreement, to which NeuroBo is a party or by which NeuroBo or NeuroBo’s assets may be bound; or

(c)            require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Authority or third party.

10.5         Litigation; Compliance with Law. NeuroBo shall comply with applicable Laws (including any anti-bribery and anti-corruption Laws and export control Laws) relating to NeuroBo’s rights, duties, responsibilities and obligations set forth in this Agreement. There is no litigation, proceeding (arbitral or otherwise), claim, action, suit, judgment, decree, settlement, rule, order, or investigation of any nature, pending, rendered or, to NeuroBo’s Knowledge, threatened, against NeuroBo that reasonably could be expected to adversely affect NeuroBo’s ability to consummate the transactions contemplated by this Agreement.

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10.6         Insolvency. NeuroBo is not the subject of any pending, rendered, or threatened in writing, or to the Knowledge of NeuroBo, otherwise threatened, insolvency proceedings of any character. NeuroBo has not made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of an insolvency proceeding. NeuroBo is not insolvent nor will it become insolvent as a result of entering into this Agreement and consummating the transactions contemplated under this Agreement.

11.            INTELLECTUAL PROPERTY

11.1            Background Technology.

(a)            Except for the licenses expressly granted to NeuroBo with respect to the Licensed Products, the Licensed Know-How and the Licensed Patent Rights under Section 2.1, Dong-A shall continue to retain all right, title, and interest in and to: (i) (x) the Licensed Products, (y) the Licensed Patent Rights, and (z) the Licensed Know-How and any other Background Technology of Dong-A, (ii) any Improvements in or to any of the foregoing and (iii) any intellectual property rights in or under any of the foregoing. For the avoidance of any doubt, NeuroBo shall not obtain any ownership interest in the Licensed Products, Licensed Patent Rights, Licensed Know-How and any other Background Technology of Dong-A, any Improvements to any of the foregoing and any intellectual property rights in or under any of the foregoing.

(b)            NeuroBo and each Approved Sublicensee shall continue to retain all right, title, and interest in and to their respective Background Technology, including all intellectual property rights in or to the foregoing. For the avoidance of any doubt, Dong-A shall not obtain any ownership interest in such Background Technology of NeuroBo or the Approved Sublicensee under this Agreement.

11.2            Developed Technology.

(a)            Except for the licenses expressly granted to NeuroBo under Section 2.1, Dong-A shall retain all right, title, and interest in and to any Developed Technology other than Approved Sublicensee Developed Technology (“Dong-A Developed Technology”), including all intellectual property rights in or to the foregoing. For the avoidance of any doubt, NeuroBo shall not obtain any ownership interest in the Dong-A Developed Technology under this Agreement. Without limiting the foregoing, NeuroBo agrees that it will not distribute, license, reproduce, sell or otherwise use the Dong-A Developed Technology except as expressly permitted by this Agreement.

(b)            If NeuroBo, an Approved Sublicensee or Have Made Third Party conceives, creates or otherwise Develops any Dong-A Developed Technology, NeuroBo will disclose such Dong-A Developed Technology promptly after the discovery thereof. In addition, to the fullest extent permitted by Law, NeuroBo agrees that it will, and hereby does, (and will cause any Approved Sublicensee and Have Made Third Party to) irrevocably grant, convey, transfer, assign and deliver (or cause to be granted, conveyed, transferred, assigned and delivered) to Dong-A all right, title and interest, including all intellectual property rights therein or thereto, it or the Approved Sublicensee or Have Made Third Party may have in and to any Dong-A Developed Technology, in perpetuity and throughout the world, effective immediately upon the inception, conception, creation or development thereof. NeuroBo agrees, at Dong-A’s request and expense, to take whatever actions are required in order to perfect Dong-A’s rights in and to such Dong-A Developed Technology (including any intellectual property rights therein or thereto).

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(c)            To the extent that any Dong-A Developed Technology (or any intellectual property rights therein or thereto) are not assignable as provided in Section 11.2(b) or that NeuroBo or any Approved Sublicensee or Have Made Third Party retains any right, title or interest in or to any Dong-A Developed Technology (or any intellectual property rights therein or thereto), NeuroBo hereby unconditionally and irrevocably waives and quitclaims (or will cause to be unconditionally and irrevocably waived and quitclaimed) to Dong-A any and all claims and causes of action of any kind against Dong-A, its Affiliates and its licensees (through multiple tiers) with respect to any Dong-A Developed Technology (or any intellectual property rights therein or thereto), and hereby grants to Dong-A an unrestricted, perpetual, irrevocable, fully paid-up, royalty-free, fully transferable, sublicensable (through multiple levels of sublicensees), exclusive (even as to NeuroBo, Approved Sublicensees or Have Made Third Parties, except to the extent a license is granted back to NeuroBo under Section 2.1) right and license, throughout the world, free from any liens or encumbrances, to use, reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of, and otherwise enhance, modify, make, have made, sell, offer to sell, and otherwise commercialize or exploit (and have others exercise such rights on behalf of Dong-A) all or any portion of the Dong-A Developed Technology (or any intellectual property rights therein or thereto), in any form or media (now known or later developed). NeuroBo agrees to (and will: (i) use [**] to cause any Approved Sublicensee and (ii) cause any Have Made Third Party to) take all reasonable additional actions and execute such agreements, instruments and documents as may be required, both during and after the Term, and agrees otherwise to give to Dong-A and any person designated by Dong-A any assistance required in order to perfect the rights set forth in this Section 11.2(c), including obtaining Patents, mask work registrations, and copyright registrations, and to apply for, obtain, perfect, evidence, sustain and enforce Dong-A’s intellectual property rights in connection with the Dong-A Developed Technology. To the extent permissible by Law, NeuroBo hereby irrevocably appoints, and will cause each Approved Sublicensee and Have Made Third Party to appoint, Dong-A and any person designated by Dong-A as its attorney in fact to act for and on behalf of, and instead of, NeuroBo, the Approved Sublicensee or the Have Made Third Party, as the case may be, in the event that (x) NeuroBo, the Approved Sublicensee or Have Made Third Party, as the case may be, materially breaches this Section 11.2(c) or (y) NeuroBo, the Approved Sublicensee or Have Made Third Party, as the case may be, undergoes any of the events listed in Section 15.3, for the purposes of perfecting Dong-A’s intellectual property rights in connection with the Dong-A Developed Technology, with the same legal force and effect as if executed by NeuroBo, the Approved Sublicensee or Have Made Third Party, as the case may be. NeuroBo further waives, and will cause Approved Sublicensees and Have Made Third Parties to waive, any “moral” rights or other rights with respect to attribution of authorship or integrity relating to Dong-A Developed Technology as NeuroBo or such Approved Sublicensees or Have Made Third Parties may have under any applicable Law under any legal theory.

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(d)            Approved Sublicensees shall retain all right, title and interest in and to their respective Approved Sublicensee Developed Technology, provided that NeuroBo shall require each such Approved Sublicensee to execute a separate written agreement contemporaneously with the applicable Third Party Agreement pursuant to which each such Approved Sublicensee shall grant Dong-A a non-exclusive, worldwide, perpetual, irrevocable, fully paid-up, royalty-free, fully transferable, sublicensable (through multiple levels of sublicensees) right and license, free from any liens or encumbrances, to use, reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of, and otherwise enhance, modify, make, have made, sell, offer to sell, and otherwise commercialize or exploit (and have others exercise such rights on behalf of Dong-A) all or any portion of the Approved Sublicensee Developed Technology (or any intellectual property rights therein or thereto), in any form or media (now known or later developed).

11.3            Patent Prosecution and Maintenance. After the Effective Date, the provisions of this Section control the prosecution and maintenance of Patents included within Licensed Patent Rights in the Territory. At NeuroBo’s sole cost and expense pursuant to Section 11.4, Dong-A shall (a) direct and control the preparation, filing, and prosecution of the United States and foreign Patents within Licensed Patent Rights (including without limitation, any re-issues, re-examinations, appeals to appropriate patent offices and/or courts, interferences, inter partes reviews and similar proceedings, declaratory judgment actions, and foreign oppositions) with counsel of Dong-A’s choosing; and (b) maintain the Patents issuing therefrom. For the avoidance of any doubt, Dong-A shall direct and control the preparation, filing, and prosecution of Patents in the Republic of Korea.

11.4            Patent Costs. After the Effective Date, for work performed and fees incurred subsequent to the Effective Date, NeuroBo shall pay all costs related to the prosecution and maintenance of the Patents included within Licensed Patent Rights in the Territory.

11.5            Information Rights. At NeuroBo’s request, Dong-A shall keep NeuroBo timely informed of the progress of all Patents included within the Licensed Patent Rights in the Territory.

11.6            Infringement

(a)            Notice. Each Party shall promptly inform the other Party in writing of any alleged infringement by a Third Party of the Licensed Patent Rights in the Territory which comes to its attention and of any reasonably available evidence of the foregoing.

(b)            Prosecution of Infringements. The Parties shall consult with each other regarding any claim of infringement of any Patent within the Licensed Patent Rights in the Territory. NeuroBo shall prosecute all claims of infringement of any Licensed Patent Rights in the Territory. NeuroBo shall not settle any claim without the prior written consent of Dong-A. Dong-A shall also consent to any infringement action of any Patent within the Licensed Patent Rights in the Territory being brought in its name if required by Law.

(c)            Dong-A Right to Prosecute. In the event that NeuroBo elects not to initiate an infringement action of any Patent within the Licensed Patent Rights in the Territory or take other action to settle the infringement claim, NeuroBo shall notify Dong-A and Dong-A may, but is not obligated to, prosecute the infringement of the Licensed Patent Rights in the Territory at its sole expense.

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(d)            Allocation of Recovery. Any damages or other recovery from an infringement action of any Patent within the Licensed Patent Rights in the Territory is used (i) first to reimburse NeuroBo for the costs and expenses incurred in the action (or to reimburse Dong-A if Dong-A brought the action under Section 11.6(c)), and then (ii) the amount attributable to compensatory damages is treated as Net Sales and allocated pursuant to Section 8.3, and (iii) the amount attributable to non-compensatory damages (whether denoted as punitive or a statutory penalty) is allocated to NeuroBo (or to Dong-A if Dong-A brought the action under Section 11.6(c)).

(e)            Cooperation. Each Party agrees to provide reasonable cooperation to the other in any action under this Section 11.6.

12.          LIABILITY

12.1        Disclaimers of Warranties

(a)            THE EXPRESS WARRANTIES IN SECTIONS 9 AND 10 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, REGARDING THE SUBJECT MATTER OF THIS AGREEMENT, AND EACH PARTY SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTIES ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE, OR TRADE USAGE.

(b)            Each Party acknowledges that it has relied on no warranties other than the express warranties provided in this Agreement.

12.2       Limitation of Liability

(a)            EXCEPT FOR A PARTY'S INDEMNIFICATION OBLIGATIONS UNDER SECTIONS 4.3(d) OR 13 OR NEUROBO’S BREACH OF SECTIONS 2.1, 2.2, 2.3, 2.5, 11.1 OR 11.2, OR NEUROBO’S BREACH OF ANY OF ITS ROYALTY OR OTHER PAYMENT OBLIGATIONS, IN NO EVENT WILL ANY PARTY BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES, OR FOR ANY LOST PROFITS, COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR BUSINESS INTERRUPTION ARISING FROM OR RELATING TO THIS AGREEMENT, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR OTHER TYPE OF LOSS.

(b)            EXCEPT FOR A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTIONS 4.3(d) OR 13, NEUROBO’S BREACH OF SECTIONS 2.1, 2.2, 2.3, 2.5, 11.1 OR 11.2, OR NEUROBO’S BREACH OF ANY OF ITS ROYALTY OR OTHER PAYMENT OBLIGATIONS, TO THE MAXIMUM EXTENT PERMISSIBLE BY APPLICABLE LAW, EACH PARTY’S ENTIRE AGGREGATE LIABILITY UNDER THIS AGREEMENT SHALL NOT EXCEED [**].

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(c)            EACH PARTY ACKNOWLEDGES THAT THE LIMITATIONS OF SECTION 12 REFLECT THE ALLOCATION OF RISK SET FORTH IN THIS AGREEMENT AND THAT NEITHER PARTY WOULD ENTER INTO THIS AGREEMENT WITHOUT THESE LIMITATIONS ON ITS RESPECTIVE LIABILITY, AND EACH PARTY AGREES THAT THESE LIMITATIONS WILL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

13.            INDEMNIFICATION

13.1            Indemnification of NeuroBo. Dong-A shall indemnify, defend and hold harmless NeuroBo, its Affiliates, and each of their respective directors, officers, trustees, shareholders, employees, and agents (collectively, “NeuroBo Indemnitees”) from and against any claim, allegation or demand made by a Third Party (“Third Party Claims”), and pay any judgments, settlements or damages arising out of or resulting therefrom, to the extent for any of the following:

(a)            Infringement, misappropriation, or violation of the intellectual property rights of such Third Party (other than NeuroBo, any Approved Sublicensees, or any Affiliates of either of the foregoing) by the Licensed Know-How (as and in the form delivered by Dong-A to NeuroBo pursuant to Section 2.7);

(b)            Any negligence, gross negligence or willful misconduct of Dong-A; and/or

(c)            Any violation of applicable Law by Dong-A.

13.2            Indemnification of Dong-A. NeuroBo shall indemnify, defend and hold harmless Dong-A Indemnitees from and against any Third Party Claims, and pay any judgments, settlements or damages arising out of or resulting therefrom, to the extent for any of the following:

(a)            Infringement, misappropriation, or violation of the intellectual property rights of such Third Party by the Development, Commercialization or other exercise of the license granted pursuant to Section 2.1 by or for NeuroBo, any Approved Sublicensee, any Have Made Third Party, or any Affiliate of any of the foregoing (except to the extent that the Licensed Know-How as and in the form delivered by Dong-A to NeuroBo pursuant to Section 2.7 infringes, misappropriates or violates such intellectual property rights of the applicable Third Party);

(b)            The negligence, gross negligence or willful misconduct of NeuroBo, any Approved Sublicensees, any Have Made Third Party, any Affiliate of any of the foregoing, or any other party for whom NeuroBo is responsible; and/or

(c)            Any violation of applicable Law by NeuroBo, any Approved Sublicensees, any Have Made Third Party, any Affiliate of any of the foregoing, or any other party for whom NeuroBo is responsible.

13.3            Defense of Third Party Claims

(a)            In the case of any claim for indemnification under Section 13.1 (if NeuroBo) or Section 13.2 (if Dong-A) arising from a Third Party Claim, an indemnified party must give prompt notice to the indemnifying party of any Third Party Claim of which such indemnified party has knowledge and as to which it may request indemnification hereunder. The failure to give such notice will not, however, relieve the indemnifying party of its indemnification obligations except to the extent that the indemnifying party is actually harmed thereby.

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(b)            The indemnifying party will have the right to defend and to direct the defense against any such Third Party Claim in its name and at its expense, and with counsel selected by the indemnifying party unless (i) the applicable Third Party Claim alleges fraud; (ii) there is a conflict of interest between the indemnified party and the indemnifying party in the conduct of such defense; (iii) the Third Party Claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the indemnified party; (iv) the Third Party Claim seeks injunctive relief or other equitable remedies against the indemnified party(ies); (v) the indemnified party is NeuroBo and the Third Party is a customer of NeuroBo; and/or (vi) the indemnified party is Dong-A and the Third Party is a customer of Dong-A.

(c)            The indemnified party must, at the request and expense of the indemnifying party, reasonably cooperate in the defense of such Third Party Claim (at the indemnifying party’s sole cost and expense).

(d)            The indemnifying party will have no indemnification obligations with respect to any such Third Party Claim which is settled by the indemnified party without the prior written consent of the indemnifying party (which consent may not be unreasonably withheld or delayed); provided, however, that notwithstanding the foregoing, the indemnified party will not be required to refrain from paying any claim that has matured by an order, unless an appeal is duly taken therefrom and exercise thereof has been stayed, nor will it be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a lien upon any of the property or assets then held by the indemnified party or where any delay in payment would cause the indemnified party material economic loss.

(e)            The indemnifying party’s right to direct the defense will include the right to compromise or enter into an agreement settling any Third Party Claim; provided that no such compromise or settlement will obligate the indemnified party to: (i) admit or acknowledge any liability or wrongdoing or (ii) agree to any settlement that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the indemnified party other than the delivery of a release, except with the prior written consent of the indemnified party.

(f)            The indemnified party will have the right to participate in the defense of any claim with counsel selected by it subject to the indemnifying party’s right to direct the defense. The fees and disbursements of such counsel will be at the expense of the indemnified party.

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14.            CONFIDENTIALITY

14.1            Duty to Hold in Confidence. Each Party (“Receiving Party”) shall preserve in strict confidence and secure against unauthorized use or disclosure any Confidential Information obtained from or with respect to the other Party (“Disclosing Party”) during the Term of this Agreement and (a) for a period of [**] after the end of the Term for all Confidential Information other than trade secrets, and (b) for an indefinite period after the end of the Term for all Confidential Information that constitute trade secrets until such time as such Confidential Information is no longer a trade secret. In preserving the Disclosing Party’s Confidential Information, Receiving Party shall use the same standard of care it would use to secure and safeguard its own confidential information of similar importance, but in no event less than a reasonable standard of care. Any permitted reproduction of the Disclosing Party’s Confidential Information shall contain all confidential or proprietary legends that appear on the original. Receiving Party shall immediately notify the Disclosing Party in writing in the event of any loss or unauthorized disclosure or use of Confidential Information known by the Receiving Party. Receiving Party shall use the Disclosing Party’s Confidential Information disclosed hereunder solely for the purpose of fulfilling such Party’s obligations and exercising such Party’s rights under this Agreement.

14.2            Exclusions. The foregoing obligations shall not apply to information which (a) was publicly known and available in the public domain prior to the time of disclosure to the Receiving Party by the Disclosing Party; (b) becomes publicly known and available in the public domain after disclosure to the Receiving Party by the Disclosing Party through no action or inaction of the Receiving Party; (c) is lawfully in the possession of the Receiving Party at the time of disclosure by the Disclosing Party as evidenced by the written records of the Receiving Party; (d) is independently developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information as evidenced by the written records of the Receiving Party; (e) is received by the Receiving Party from a Third Party which the Receiving Party has no reason to believe has a duty of confidentiality to the Disclosing Party; or (f) has been approved for disclosure by the Disclosing Party in writing.

14.3            Permitted Disclosures. Receiving Party shall permit access to the Disclosing Party’s Confidential Information solely to its directors, officers, and employees: (a) have a need to know such information for purposes of performing the Receiving Party’s obligations or exercising the Receiving Party’s rights hereunder; and (b) have signed confidentiality agreements containing terms at least as restrictive as those contained herein. Receiving Party shall not disclose or transfer any Confidential Information to any Third Party (other than Approved Sublicensees or Have Made Third Parties who have entered into Third Party Agreements pursuant to Section 2.5), without the specific prior written approval of the Disclosing Party, except to the extent required by Law or governmental or court order to be disclosed by Receiving Party as set forth in Section 14.7, provided that (i) Receiving Party gives the Disclosing Party prompt written notice of such requirement (except to the extent prohibited by Law) prior to such disclosure and cooperates with the Disclosing Party in the Disclosing Party’s attempt, if applicable and if any, to prevent, minimize or mitigate such disclosure or in obtaining a protective or similar order with respect to the Confidential Information to be disclosed and (ii), in such case, any such disclosures shall be to the minimum extent required.

14.4            Return of information. The Disclosing Party retains ownership of all Confidential Information disclosed or made available to Receiving Party. Upon any termination, cancellation, or expiration of this Agreement, or upon the Disclosing Party’s request for any reason (other than in breach of this Agreement), Receiving Party shall return promptly to the Disclosing Party (or destroy at the Disclosing Party’s request with a signed certification thereof) the originals and all copies (without retention of any copy) of any written documents, tools, materials, or other tangible items containing or embodying Confidential Information; provided, however, that Receiving Party shall be entitled to retain such originals and copies of Confidential Information of the Disclosing Party (which may be in electronic form) solely for archival purposes, defense of claims, and as are necessary to Receiving Party’s use and exploitation, as permitted by this Agreement, of any rights retained by Receiving Party following such termination, cancellation, expiration or request.

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14.5            Remedies. Receiving Party agrees that its obligations provided in this Section 14 are necessary and reasonable in order to protect the Disclosing Party and its business, and expressly agrees that monetary damages would be inadequate to compensate the Disclosing Party for any breach by the Receiving Party of its covenants and agreements set forth in this Section 14. Accordingly, each Party agrees and acknowledges that any such breach or threatened breach may allow the Receiving Party or Third Parties to unfairly compete with the Disclosing Party resulting in irreparable injury to the Disclosing Party and that, in addition to any other remedy that may be available, in Law, in equity or otherwise, the Disclosing Party shall be entitled to seek and obtain (without being required to post a bond or other security) injunctive relief against the threatened breach of this Section 14 or the continuation of any such breach by the Receiving Party, without the necessity of proving actual damages.

14.6            Confidentiality Agreement. If any terms or conditions set forth in this Section 14 conflict with or are inconsistent with the terms and conditions of the Confidentiality Agreement, this Section 14 will govern over the Confidentiality Agreement to the extent of such conflict or inconsistency.

14.7            Press Release; Other Disclosures. The Parties have agreed upon the content of a press release which shall be issued substantially in the form attached hereto as Schedule VI as soon as practicable after the Signing Date and after the Effective Date. Except for the press release set forth on Schedule VI, each Party shall maintain the confidentiality of all provisions of this Agreement and this Agreement itself and, without the prior written consent of both Parties (such consent not to be unreasonably withheld, conditioned or delayed), no Party shall make any press release or other public announcement of or otherwise disclose to any Third Party this Agreement or any of its provisions, except that a Party may disclose Confidential Information belonging to the other Party as expressly permitted by Section 14.3 or if and to the extent such disclosure is reasonably necessary in the following instances: (a) once a press release, public statement or other public statement has been made as permitted under the terms of this Agreement, make subsequent public disclosure of the information contained in such press release, publication or other public statement so long as such information remains true, correct and current; (b) to those of its accountants, attorneys, advisers and agents whose duties reasonably require them to have access to this Agreement, provided that such accountants, attorneys, advisers, and agents are required to maintain the confidentiality of this Agreement to the same extent as if they were parties hereto under written agreements of confidentiality substantially similar and at least as restrictive as those set forth in this Agreement; (c) filings related to Regulatory Approvals for Licensed Products provided that such Party has a license or right for Development or Commercialization hereunder in a given jurisdiction in the Territory and further provided that such Party uses commercially reasonable efforts to apply for and obtain confidential treatment where available; (d) prosecuting or defending litigation as permitted by this Agreement, provided that (i) such Party gives the other Party prompt written notice (except to the extent prohibited by Law) prior to such disclosure and cooperates with the other Party in the other Party’s attempt, if applicable and if any, to prevent, minimize or mitigate such disclosure or in obtaining a protective or similar order with respect to the Confidential Information of the other Party to be disclosed and (ii), in such case, any such disclosures shall be to the minimum extent required; (e) make any such other disclosure that is, based on the advice of the Receiving Party’s counsel, required by applicable Law, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a jurisdiction other than the United States or of any stock exchange or listing entity on which securities of the Receiving Party are listed, provided that, solely with respect to this clause (e), the Party issuing such required disclosure gives prompt prior written notice to the other Party of and the opportunity to comment on such disclosure and submits the same in writing to the other Party as far in advance as reasonably practicable (and in no event less than [**] prior to the anticipated date of disclosure unless such proposed disclosure is required under applicable Law or the rules of an applicable securities exchange, in each case, to be made in less than [**] from the date on which the event giving rise to the disclosure requirement occurred) so as to provide the Disclosing Party a reasonable opportunity to comment thereon; and (f) either Party may disclose the terms of this Agreement to its existing or potential investors, lenders, collaborative partners, sublicensees that are permitted under this Agreement, or, in the case of a change of control, acquirers as part of their due diligence investigations, provided, however, that such existing investors, lenders, collaborative partners, sublicensees, or acquirers have agreed to maintain the confidentiality of the terms of this Agreement and to use such information solely for the purpose of such due diligence investigation under written agreements of confidentiality substantially similar to and at least as restrictive as those set forth in this Agreement (except with respect to duration, which may be shorter as long as not less than [**] and as long as there is an obligation to return any Confidential Information of the other Party disclosed to such existing or potential investors, lenders, collaborative partners, sublicensees, or acquirers immediately upon the end of the due diligence investigation).

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14.8            Publications. Dong-A may develop policies and procedures (the “Publication Policies”) for any publication with respect to the results of Clinical Trials for a Licensed Product in the applicable Field in the Territory, including disclosure applicable to clinical trial registries, which policies and procedures shall be consistent with the Dong-A’s own policies and procedures for publication and disclosure of the results of human clinical trials consistently applied. All abstracts, manuscripts and presentations (including information to be presented verbally) that disclose results of Clinical Trials for a Licensed Product in the applicable Field in the Territory shall be reviewed and approved by Dong-A consistent with any Publication Policies of Dong-A. In addition to and not in lieu or limitation of the foregoing, NeuroBo shall provide to Dong-A (through the JDC) the opportunity to review each of NeuroBo’s proposed abstracts, manuscripts or presentations (including information to be presented verbally) in the Territory that relate to any Development activities or otherwise with respect to the Licensed Products for use in the applicable Field in the Territory, at least [**] days prior to its intended presentation or submission for publication, and NeuroBo agrees, upon written request from Dong-A given within such [**] day period, not to submit such abstract or manuscript for publication or to make such presentation until Dong-A is given up to [**] days from the date of such written request to seek appropriate patent protection for any material in such publication or presentation that it reasonably believes may be patentable. Once an abstract, manuscript or presentation has been reviewed and approved by Dong-A, the exact same abstract, manuscript or presentation does not have to be provided again to Dong-A for review for a later submission for publication; provided that once the abstract or manuscript is accepted for publication or the presentation is finalized, NeuroBo shall provide Dong-A with a copy of the final version of such abstract, manuscript or presentation. Dong-A also shall have the right to require that any of its Confidential Information (but not the results of the Clinical Studies for a Licensed Product in the applicable Field in the Territory that have been approved for disclosure pursuant to the Publication Policies) that is disclosed in any such proposed publication or presentation be deleted prior to such publication or presentation. In any permitted publication or presentation by NeuroBo, Dong-A’s contribution shall be duly recognized, and co-authorship shall be determined in accordance with customary standards.

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15.            TERM AND TERMINATION

15.1        Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and ends on the expiration of the payment obligations of NeuroBo under Section 8 unless otherwise terminated by this Section 15. Upon the expiration of this Agreement, any licenses granted from Dong-A to NeuroBo pursuant to Sections 2.1, 2.2, 2.3, 2.4 and 2.5 of this Agreement with respect to the Licensed Products in the Territory that are still in effect as of the date of such expiration of this Agreement shall become non-exclusive, fully-paid up, royalty-free, and perpetual.

15.2        Termination for Cause.

(a)           A Party may terminate this Agreement in its entirety by written notice to the other Party if the other Party is in material breach of any provision of this Agreement, and

(i)            the breaching Party has not cured the breach within sixty (60) days after receiving written notice from the terminating Party; or

(ii)            the breach cannot reasonably be cured within the sixty (60)-day period, provided that the breaching Party has promptly started to remedy the breach after such notice and diligently endeavored to cure the breach as promptly as possible after such notice and within a reasonable time thereafter, and provided, further, that in any event the breach must be cured by the terminating Party within ninety (90) days after receiving written notice from the non-breaching Party.

(b)            Notwithstanding Section 15.2(a), in the event that any material breach relates solely and exclusively to one or more but less than all of the Licensed Products, then Dong-A may terminate this Agreement only with respect to such one or more Licensed Products (and not with respect to any other Licensed Product) (“Terminated Licensed Product”).

15.3            Termination by Either Party. Either Party may terminate this Agreement in its entirety immediately upon written notice to the other Party in the event that (i) (a) the other Party is the subject of a petition for bankruptcy, reorganization, or arrangement, whether voluntary or involuntary, and the same is not dismissed within [**] thereof, (b) a receiver or trustee is appointed for all or a substantial portion of the assets of the other Party, or (c) the other Party makes an assignment for the benefit of its creditors or (ii) the Financing is not consummated by the Outside Date. The Parties hereby agree that all rights and licenses granted by a Party (for purposes of this Section, “Licensor”) to the other Party (for purposes of this Section, “Licensee”) under this Agreement are rights and licenses in “intellectual property” within the scope of Section 101 (or its successors) of the Code and Licensee shall have and may fully exercise all rights available to a licensee under the Code and any other Debtor Relief Law, including without limitation under Section 365(n) of the Code or its successors or any similar section of any other applicable Debtor Relief Law. In the event of a case under the Code or any other Debtor Relief Law involving Licensor, in addition to and not in lieu or limitation of any other rights or remedies available to Licensee, Licensee will have the right to obtain (and Licensor or any trustee, receiver, or equivalent under any Debtor Relief Law for Licensor or its assets will, at Licensee’s written request, deliver to Licensee) a copy of all embodiments of any of the intellectual property rights licensed to Licensee under this Agreement, including embodiments of any and all Developed Technology, and any other intellectual property necessary or useful for Licensee, without the involvement of Licensee or third party provider of Licensee, to use and exploit the embodiments as contemplated under this Agreement. In addition, Licensor will take all steps reasonably requested by Licensee to perfect, exercise and enforce its rights under this Section 15.3, including filings in any patent or copyright office or with any other Governmental Authorities with respect thereto, and under any applicable version of the Uniform Commercial Code or its equivalent.

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15.4            Effect of Termination.

(a)            Upon termination of this Agreement by either Party in accordance with Sections 15.2 or 15.3:

(i)            if this Agreement is terminated in its entirety, then all rights, licenses and obligations hereunder shall immediately cease and if there is a Licensed Product Termination, then all rights, licenses and obligations with respect to all Terminated Licensed Products shall immediately cease (other than as specified in Section 15.4(a)(iv)), except that, in each case, such termination shall not terminate, limit, or restrict the rights and remedies of either Party to redress for any breach or violation (which remedies shall be cumulative), and any obligation to make payments under Section 8 which had accrued as of the date of termination shall survive termination of this Agreement in its entirety or the Licensed Product Termination, as applicable. For the avoidance of any doubt, upon any termination of this Agreement in its entirety for any reason, all licenses granted to NeuroBo will terminate and all rights granted to NeuroBo under this Agreement will revert back to Dong-A and upon a Licensed Product Termination, all licenses with respect to all Terminated Licensed Products will terminate and all rights granted to NeuroBo under this Agreement with respect to all Terminated Licensed Products will revert back to Dong-A.

(ii)            NeuroBo shall in good faith coordinate the wind-down of NeuroBo’s efforts under this Agreement in its entirety in the case of the termination of this Agreement in its entirety and with respect to all Terminated Licensed Products in the case of a Licensed Product Termination and shall, as soon as reasonably practical after the effective date of such termination, provide to Dong-A, as applicable and to the extent permitted under any applicable third party contract, any and all information, including copies of all Data and results generated in the course of the Development, manufacture and supply, and Commercialization of the Licensed Products in the case of the termination of the Agreement in its entirety and the Terminated Licensed Products in the case of the Licensed Product Termination.

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(iii)            NeuroBo shall transfer and assign to Dong-A any and all Regulatory Documentation, including Regulatory Approvals, as well as other regulatory materials related to all Licensed Products in the case of the termination of this Agreement in its entirety and all Terminated Licensed Products in the case of Licensed Product Termination, and shall, upon Dong-A’s request, make available to Dong-A any other relevant information reasonably related to such regulatory materials and regulatory approvals. Dong-A shall have the right to obtain specific performance of NeuroBo’s obligations referenced in this Section and/or, in the event of failure to obtain an assignment, NeuroBo hereby irrevocably appoints Dong-A to be its attorney in fact to execute any documents and do anything in its name to effect the transfer and assignment of all applicable Regulatory Documentation, including Regulatory Approvals, and hereby consents and grants to Dong-A the right to access and reference (without any further action required on the part of NeuroBo, whose authorization to file this consent with any Governmental Authority is hereby granted) any and all such Regulatory Documentation for any regulatory or other use or purpose, provided that, if Dong-A reasonably deems it necessary, NeuroBo will provide written confirmation to the Governmental Authority for such grant or assignment.

(iv)            In the event that Dong-A terminates this Agreement in its entirety or with respect to any one or more Terminated Licensed Products and the related Third Party Agreements terminate pursuant to Section 2.5(d), Dong-A will, at the written election of the applicable Approved Sublicensee that is a party the applicable Third Party Agreement (to the extent that such Approved Sublicensee is not in breach of the applicable Third Party Agreement), negotiate in good faith: (x) the potential grant of a direct license from Dong-A to such Approved Sublicensee which license will not be broader in license scope, territory or duration than either: (1) the license granted by Dong-A to NeuroBo under this Agreement or (2) the license granted by NeuroBo to such Approved Sublicensee pursuant to such Third Party Agreement, (y) compensation and other financial terms that are no less favorable to Dong-A than the financial terms set forth in Section 8 of this Agreement and (z) other terms and conditions that are not more burdensome on Dong-A than the terms and conditions set forth in this Agreement (each, a “New License Agreement”). Notwithstanding any provision to the contrary set forth in this Agreement, Dong-A will not be obligated to negotiate a New License Agreement with an Approved Sublicensee (A) unless such Approved Sublicensee notifies Dong-A in writing within sixty (60) days after the termination of this Agreement in its entirety or Licensed Product Termination, as applicable, that it wishes to negotiate and enter into a New License Agreement or (B) if such notice is provided by such Approved Sublicensee within such sixty (60) day period, at any time following the expiration of a sixty (60) day period after the date of such notice.

(b)            Notwithstanding the expiration or termination of this Agreement in its entirety for any reason or a Licensed Product Termination with respect to a Terminated Licensed Product, Section 1 (Definitions), Section 2.2 (No Implied Licenses), Section 2.3 (Reserved Right), Section 2.4 (Transfer of Information for Governmental Approval in Korea), Section 2.5(d) (Scope of Sublicense and Have Made Right) (last three (3) sentences only), Section 2.5(e) (Permitted Sublicenses and Have Made Parties), Section 4.4 (Data Control), Section 8.1 (Up Front Payment and Financing) (solely with respect to obligations to issue shares or grant registration rights that accrued prior to the date of expiration or date of termination of this Agreement in its entirety or date of Licensed Product Termination with respect to a Terminated Licensed Product), Section 8.2 (Milestone Payments) (for obligations accrued prior to the date of expiration or date of termination of this Agreement in its entirety or date of Licensed Product Termination with respect to a Terminated Licensed Product), Section 8.3 (Royalties) (for Royalties accrued prior to the date of expiration or date of termination of this Agreement in its entirety or date of Licensed Product Termination with respect to a Terminated Licensed Product), Section 8.4 (Records), Section 8.5 (Payment Terms), Section 8.6 (Audit Right), Section 8.7 (Exchange Rate), Section 8.8 (Taxes), Section 10.5 (Litigation; Compliance with Law) (first sentence only), Section 11 (Intellectual Property), Section 12 (Liability), Section 13 (Indemnification), Section 14 (Confidentiality), Section 15.1 (Term) (last sentence only and only with respect to expiration of this Agreement), this Section 15.4 (Effect of Termination), and Section 16 (General Provisions) shall survive in accordance with their terms. For the avoidance of any doubt, upon a Licensed Product Termination, the terms and conditions of this Agreement will remain in full force and effect with respect to any remaining Licensed Products.

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16.            GENERAL PROVISIONS

16.1            Notices. All notices, consents, and approvals under this Agreement must be delivered in writing by courier, electronic facsimile (fax), or certified or registered mail (postage prepaid and return receipt requested) to the other Party; and shall be effective upon receipt or three (3) Business Days after being deposited in the mail, whichever occurs sooner. Notices to Parties shall be sent to the addresses set forth at the beginning of this Agreement. Notice of change of address shall be given in the same manner as other communications.

16.2            Investor Rights Agreement. NeuroBo and Dong-A shall enter into an investor rights agreement on customary terms mutually agreed by the Parties that would, subject to and effective upon receipt of requisite stockholder approval (the “Investor Rights Agreement”), among other things, require NeuroBo to increase the size of the board of directors (and appoint individuals designated by Dong-A to the resulting vacancies, with Dong-A having continuing nomination rights (subject to customary requirements) with respect to such directors) by such number of directors (rounded up to the nearest whole number and subject to compliance with applicable NASDAQ listing rules) such that the percentage of members of the board of directors that is designated by Dong-A is commensurate with Dong-A’s equity ownership after giving effect to the transactions contemplated hereby, including the Financing.

16.3            Force Majeure. No Party shall be liable for any failure to perform its obligations under this Agreement (other than payment obligations in Section 8) if prevented from doing so by fires, floods, tsunamis, earthquakes, hurricanes, tornadoes, riots, insurrection, terrorism, war, extraordinary and unexpected governmental action, material labor strikes (excluding strikes by the Party’s own workforce or the workforce of any of such Party’s subcontractors within such Party’s reasonable control), or any other cause of the same type or nature which is beyond the reasonable control of such Party (the “Affected Party”), not avoidable by reasonable due diligence, and not attributable to the Affected Party (a “Force Majeure Event”). Upon the occurrence of a Force Majeure Event, the Affected Party shall promptly notify the other Party in writing of such Force Majeure Event, including an estimate of its expected duration and probable impact on the performance of the Affected Party’s obligations under this Agreement. In addition, the Affected Party shall (a) exercise commercially reasonable efforts to mitigate damages to the other Party and to overcome the Force Majeure Event and (b) continue to perform its obligations under this Agreement to the extent it is able. If any failure or delay caused by a Force Majeure Event continues for one hundred eighty (180) days or longer, Dong-A shall have the right to immediately terminate this Agreement.

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16.4            Assignment. Neither Party may assign or transfer any of its rights under this Agreement, voluntarily, involuntarily, by operation of law or change of control, or in any other manner, without the prior written consent of the other Party; provided, however, that either Party may assign its rights under this Agreement in connection with a merger, consolidation, or sale of substantially all of its assets with prior written notice to and consent of the other Party (which consent shall not be unreasonably delayed) and the written agreement by the successor entity to be bound by all of the terms and conditions of this Agreement. Any purported assignment or transfer of rights in violation of this Section is null and void. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns.

16.5            Amendment; Waivers. This Agreement may be amended, modified, superseded or canceled, and any of the terms of this Agreement may be waived, only by a written instrument signed by duly authorized representatives of both Parties or, in the case of waiver, signed by duly authorized representatives of the Party waiving compliance. Any waiver or failure to enforce any provision of this Agreement on one occasion shall not be deemed a waiver of any other provision or of such provision on any other occasion.

16.6            Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, such provision shall be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions of this Agreement shall continue in full force and effect.

16.7            Remedies. The Parties’ rights and remedies under this Agreement are cumulative. It is understood and agreed that notwithstanding any other provisions of this Agreement, a breach by a Party under this Agreement shall cause the other Party irreparable damage for which recovery of money damages would be inadequate, and that, in addition to any and all remedies available at law, the other Party shall be entitled to seek timely injunctive relief to protect their rights under this Agreement. If any legal action is brought to enforce this Agreement, the prevailing Party shall be entitled to receive its reasonable attorneys’ fees, court costs, and other collection expenses, in addition to any other relief it may receive.

16.8            Governing Law. The laws of the State of New York govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates, including without limitation, its validity, interpretation, construction, performance, and enforcement, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

16.9            Submission to Jurisdiction/Waiver of Jury Trial. EACH OF THE PARTIES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, AND EMPLOYEES HEREBY IRREVOCABLY AND UNCONDITIONALLY: (A) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF, (B) CONSENTS TO THE FULLEST EXTENT PERMITTED BY LAW THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY AND IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME, AND (C) AGREES TO THE FULLEST EXTENT BY LAW THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE PARTY AT ITS ADDRESS SET FORTH IN THE OPENING PARAGRAPH OF THIS AGREEMENT AND HEREBY ACCEPTS SERVICE OF PROCESS IF MADE IN ACCORDANCE WITH THIS SECTION 16.9.

44

16.10            Independent Contractor/No Agency. Each Party agrees and acknowledges that in its performance of its obligations under this Agreement, it is an independent contractor of the other Party and is solely responsible for its own activities. No Party shall have any authority to make commitments or enter into contracts on behalf of, bind, or otherwise obligate the other Party in any manner whatsoever. Nothing contained herein shall be construed as creating any agency, partnership, or other form of joint enterprise between the Parties.

16.11            Entire Agreement. This Agreement constitutes the entire agreement between the Parties regarding the subject hereof and supersedes all prior or contemporaneous agreements, understandings, and communication, whether written or oral, with respect to the subject matter of this Agreement, including the Confidentiality Agreement.

16.12            Headings; Interpretation. All references herein to Sections and Schedules shall be deemed to be references to Sections of and Schedules to this Agreement unless the context shall otherwise require. The headings of the Sections are for convenience only and shall not be deemed to affect, qualify, simplify, add to or subtract from the contents of the clauses which they reference. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The words “herein”, “hereof” and “hereunder,” and words of like import used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Dollar amounts and the symbol “$” refer to United States dollars. Unless otherwise specified, “days” refers to calendar days, including Saturdays, Sundays and holidays. Whenever the words “include”, “includes”, “including” or “e.g.” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. A reference to any legislation or to any provision of any legislation shall include any modification, amendment and re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

Signatures on the Following Page

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement in duplicate originals by their proper officers as of the Signing Date.

Dong-A St. Co., Ltd.		NeuroBo Pharmaceuticals, Inc.

By:	/s/ Min Young Kim	By:	/s/ Gil Price
Name:	Min Young Kim,	Name:	Gil Price, M.D.
Title:	Chief Executive Officer	Title:	Chief Executive Officer

Signature Page to

License Agreement

SCHEDULE I

LICENSED PRODUCTS

●      DA-1241 (T2D), a small molecule agonist that activates G protein-coupled receptor 119 (GPR119);

●      DA-1241 (NASH), a small molecule agonist that activates G protein-coupled receptor 119 (GPR119);

●      DA-1726 (obesity), a unimolecular peptide dual agonist that activates glucagon-like peptide-1 (GLP-1) and glucagon receptors; and

●      DA-1726 (NASH), a unimolecular peptide dual agonist that activates glucagon-like peptide-1 (GLP-1) and glucagon receptors.

Schedule I-1

SCHEDULE II

LICENSED PATENTS & PATENT APPLICATIONS

DA-1241 – Family I

Publication/ Patent No.	Title	Filing Date	Publication/ Grant Date	Status
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

Schedule II-0

DA-1241 – Family II

Publication/ Patent No.	Title	Filing Date	Publication/ Grant Date	Status
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

Schedule II-1

DA-1726 – Family I

Publication/ Patent No.	Title	Filing Date	Publication/ Grant Date	Status
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

Schedule II-2

DA-1726 – Family II

Publication/ Patent No.	Title	Filing Date	Publication/ Grant Date	Status
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

Schedule II-3

SCHEDULE III

LICENSED KNOW-HOW

Schedule III-1

SCHEDULE IV-A

REGULATORY MILESTONES

Regulatory Milestones	Payment
	DA-1726 (Obesity)	DA-1726 (NASH)	DA-1241 (T2D)	DA-1241 (NASH)
NDA Acceptance	[**]	[**]	[**]	[**]
U.S. Approval Milestone	[**]	[**]	[**]	[**]
Regional Approval Milestones*	[**]	[**]	[**]	[**]
Total Regulatory Milestones	[**]	[**]	[**]	[**]

*$[**] for approval in each Major Market Jurisdiction (other than United States) and $[**]for the approval in each of (i) rest of [**], (ii) [**], (iii) [**], and (iv) [**].

Schedule IV-1

SCHEDULE IV-B

COMMERCIAL MILESTONES

Commercial Milestones	Payment
	DA-1726 (Obesity)	DA-1726 (NASH)	DA-1241 (T2D)	DA-1241 (NASH)
Sales ($[**])	[**]	[**]	[**]	[**]
Sales ($[**])	[**]	[**]	[**]	[**]
Sales ($[**])	[**]	[**]	[**]	[**]
Sales ($[**])	[**]	[**]	[**]	[**]
Sales ($[**])	[**]	[**]	[**]	[**]
Sales ($[**])	[**]	[**]	[**]	[**]
Sales ($[**])	[**]	[**]	[**]	[**]
Total Commercial Milestones	[**]	[**]	[**]	[**]

Schedule IV-2

SCHEDULE V

PRESS RELEASE FORM

Schedule V-1